UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Rewards Network Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 12, 2007

Fellow Stockholders:

Please accept my personal invitation to attend the 2007 Annual Meeting of Stockholders of Rewards Network Inc., which will be held on Tuesday, May 22, 2007, at 11:00 a.m. (local time). The meeting will be held at 1 North Franklin St., 3rd Floor, Chicago, Illinois. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting.

We hope that you will attend the meeting. However, whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy card as soon as possible. It is important that your shares be represented at the meeting.

YOUR VOTE IS IMPORTANT.

On behalf of the Company’s Board of Directors, I would like to express our appreciation for your continued interest in the Company. We look forward to seeing you at the meeting.

Sincerely yours,

Ronald L. Blake President and Chief Executive Officer

REWARDS NETWORK INC.

TWO NORTH RIVERSIDE PLAZA, SUITE 950

CHICAGO, ILLINOIS 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2007

To the Stockholders of

Rewards Network Inc.:

The 2007 Annual Meeting of Stockholders of Rewards Network Inc. will be held at 1 North Franklin St., 3rd Floor, Chicago, Illinois on Tuesday, May 22, 2007, at 11:00 a.m. (local time) for the following purposes:

(1)	To elect ten directors;

(2)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement, which is attached.

Stockholders who hold shares of common stock of the Company, par value $0.02 per share, at the close of business on March 26, 2007 are entitled to receive notice of, and to vote at, the meeting and at any adjournment or postponement thereof.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE 2007 ANNUAL MEETING, WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES AND THAT A QUORUM WILL BE PRESENT AT THE 2007 ANNUAL MEETING.

By Order of the Board of Directors,

Roya Behnia Secretary

Chicago, Illinois

April 12, 2007

REWARDS NETWORK INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2007

INTRODUCTION

This Proxy Statement is being furnished to stockholders of Rewards Network Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2007 Annual Meeting of Stockholders to be held at 1 North Franklin St., 3rd Floor, Chicago, Illinois on Tuesday, May 22, 2007, at 11:00 a.m. (local time) and at any adjournment or postponement thereof (the “2007 Annual Meeting”).

This Proxy Statement and the accompanying proxy card are first being sent or given to the Company’s stockholders on or about April 12, 2007.

Purposes of the Meeting

The purposes of the meeting are as follows:

1. To elect ten directors;

2. To transact such other business as may properly come before the 2007 Annual Meeting or any adjournment or postponement thereof.

Record Date; Shares Entitled to Vote

The Company’s Board of Directors has fixed the close of business on March 26, 2007 as the record date for the 2007 Annual Meeting. Only stockholders who hold shares of common stock of the Company, par value $0.02 per share (“Common Stock”), at the close of business on the record date are entitled to receive notice of, and to vote at, the 2007 Annual Meeting. Each stockholder is entitled to one vote at the 2007 Annual Meeting for each share of Common Stock held by that stockholder at the close of business on the record date. The Company’s stockholders are not entitled to any cumulative voting rights.

Outstanding Shares

As of March 26, 2007, there were 26,818,636 shares of Common Stock outstanding and entitled to vote at the 2007 Annual Meeting.

Quorum; Abstentions and Broker Non-Votes; Vote Required; Method for Counting Votes

A quorum of stockholders is necessary to hold a valid meeting. The presence at the meeting, in person or by proxy, of the holders of the majority of the outstanding shares of Common Stock entitled to vote at the 2007 Annual Meeting is necessary to constitute a quorum. For purposes of determining whether a quorum is present, abstentions will be considered present and entitled to vote, but broker non-votes will not be considered present and entitled to vote.

Directors will be elected by a plurality of the votes cast. Approval of any other matter as may properly come before the 2007 Annual Meeting will require the affirmative vote of a majority of the votes cast with respect to such matter, except as may otherwise be provided in the Company’s Certificate of Incorporation or By-Laws, by the rules of the American Stock Exchange or by law.

The Company’s transfer agent will tabulate votes cast by proxy at the 2007 Annual Meeting, and an inspector of election will tabulate votes cast in person at the 2007 Annual Meeting.

Voting by Proxy

Proxies are being solicited on behalf of and at the direction of the Company’s Board of Directors. All shares of Common Stock represented by properly executed proxies will be voted at the 2007 Annual Meeting in accordance with the instructions made on the proxies, unless such proxies have previously been revoked.

When voting to elect directors, stockholders have three options:

•	vote “FOR” all ten nominees,

•	“WITHHOLD” authority to vote for all ten nominees, or

•	vote “FOR” all nominees except as indicated.

If any other matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

Proxies without Instructions

If a proxy card is signed and dated by a stockholder of the Company but does not include instructions on how to vote, the persons named on the proxy card will follow the recommendations of the Company’s Board of Directors and vote the shares represented by the proxy card as follows:

•	“FOR” the election of all ten nominees for director.

Revocation of Proxies

If shares are registered in a stockholder’s name, the stockholder’s proxy may be revoked at any time:

•	by delivering a written notice of revocation to the Secretary of the Company at any time before the proxy is exercised,

•	by executing another proxy that bears a later date, which is voted at the 2007 Annual Meeting or any adjournment or postponement thereof, or

•	by voting in person at the 2007 Annual Meeting or any adjournment or postponement thereof.

Attendance at the 2007 Annual Meeting in and of itself does not revoke a prior proxy.

If a stockholder’s shares are held in “street name,” the stockholder must contact such stockholder’s broker to revoke the proxy.

Solicitation of Proxies

All expenses with respect to this solicitation will be paid by the Company. After the initial mailing of this Proxy Statement, directors, officers and other employees of the Company may solicit proxies in person, by telephone, by facsimile or other electronic means. The Company does not reimburse its directors, officers or employees for soliciting proxies. The Company reimburses brokers and other nominees for reasonable expenses incurred in sending materials to and obtaining voting instructions from their principals.

The extent to which proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. Stockholders are encouraged to submit their proxies without delay.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

The Company’s Board of Directors proposes for election as directors of the Company the following nominees: Donald J. Liebentritt, Adam M. Aron, Ronald L. Blake, Karen I. Bremer, Peter C.B. Bynoe, Raymond A. Gross, F. Philip Handy, Nils E. Larsen, Harold I. Shain and John A. Ward, III, each of whom is currently a director of the Company.

Nominees for Election

The following table contains information as of March 26, 2007 relating to the nominees for election to the Company’s Board of Directors. The Company’s Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve as a director of the Company. If a nominee is unwilling or unable to serve as a director of the Company, the persons named on the proxy card will vote for the other nominees and may vote for a substitute for such nominee. The Company’s Board of Directors may also choose to reduce the number of directors to be elected at the 2007 Annual Meeting.

There are no family relationships among the nominees or between the nominees and any of the Company’s executive officers. Also, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was or is to be selected as a director or nominee.

Name	Business Experience, Other Public Company Directorships Held, Age, Company Board of Director Committee Memberships and Period Served as a Director of the Company

Donald J. Liebentritt Chairman

Mr. Liebentritt is a Senior Advisor with Equity Group Investments, L.L.C., or EGI, a private investment firm. He was President of EGI from 2000 through 2005. He is also an officer and director of various private affiliates of EGI. He is the President and a member of the Board of Managers of Chai Trust Company, L.L.C., an Illinois registered trust company. Until March 2006, Mr. Liebentritt was the Chief Executive Officer and President from December 2002, and a Director from May 2002, and was a Vice President from May 2000 until December 2002, of First Capital Financial, L.L.C., a manager of publicly held investment funds. Mr. Liebentritt has been a director of Adams Respiratory Therapeutics, Inc. since February 2005 and was a director of Home Products International, Inc. from December 2004 to March 2007. He has been a director of Children’s Oncology Services, Inc. since October 2003.

Directorships: Adams Respiratory Therapeutics, Inc.

Age: 56

Director since: 2005

Adam M. Aron	Mr. Aron created Miami-based World Leisure Partners, a leisure-related consultancy, in the spring of 2006. Previously, Mr. Aron was the Chairman and Chief Executive Officer of Vail Resorts, Inc., an owner and operator of ski resorts, lodging properties and other real estate, from July 1996 until February 2006.

Directorships: FTD Group, Inc., Starwood Hotels & Resorts Worldwide, Inc. and Marathon Acquisition Corp. Committees: Corporate Governance and Nominating Age: 52 Director since: 2004

Ronald L. Blake	Mr. Blake became President and Chief Executive Officer of the Company in March 2005 and a director of the Company in September 2005. Prior to joining the Company, Mr. Blake was chairman and CEO of Willis Stein Telecommunications Acquisition Corp. since 2000. Mr. Blake served as chairman, president and CEO of Orius Corp, a network and infrastructure firm, from June 2001 until February 2003. Mr. Blake currently serves as a director of VelociTel, Inc., as chairman of the Foundation for Independent Higher Education, and as trustee of Alverno College.

Age: 51 Director since: 2005

Name	Business Experience, Other Public Company Directorships Held, Age, Company Board of Director Committee Memberships and Period Served as a Director of the Company

Karen I. Bremer	Ms. Bremer has been owner of Great Hospitality, LLC, an Atlanta, Georgia based hospitality company operating the Dailey’s and City Grill restaurants, since 2000. From 1984 to 2000, she served in a variety of leadership roles with the Atlanta Dining Group, including president of its Peasant Restaurant Division. Ms. Bremer is on the board of directors of the Atlanta Convention and Visitors’ Bureau, and a member of the executive board of TEAM Georgia. She also served as a member of the board of directors of the National Restaurant Association from 2002 to 2007.

Committees: Audit Age: 48 Director since: 2007

Peter C.B. Bynoe	Mr. Bynoe joined the law firm of DLA Piper Rudnick Gray Cary US LLP as a partner in 1995 and currently serves on the firm’s Executive Committee. Mr. Bynoe has been a principal of Telemat Ltd., a consulting and project management firm, since 1982. He also serves as Chairman of the Illinois Sports Facilities Authority, a joint venture of the State of Illinois and City of Chicago that owns U.S. Cellular Field.

Directorships: Covanta Holding Corporation Committees: Compensation; Corporate Governance and Nominating Age: 56 Director since: 2003

Raymond A. Gross	Mr. Gross has been the Chief Executive Officer and a director of Security Associates International, Inc., a security alarm services provider, since August 2001. From March 2000 to June 2001, Mr. Gross was Chief Executive Officer and a director of Davel Communications, Inc., a communications service provider, and from January 1998 to March 2000, Mr. Gross was President of OneSource, a facilities services provider and a subsidiary of Carlisle Holdings Limited.

Committees: Audit (Chairman) Age: 57 Director since: 2001

F. Philip Handy	Mr. Handy has been Chief Executive Officer of Strategic Industries, LLC, a private global manufacturing company, since October 2001. Prior to that, he was Chairman and Chief Executive Officer of Winter Park Capital Corporation, a private investment firm he founded in 1980.

Directorships: Anixter International Inc., Owens Corning and WCI Communities, Inc. Committees: Corporate Governance and Nominating (Chairman) Age: 62 Director since: 1998

Nils E. Larsen	Mr. Larsen has served as a Managing Director of Equity Group Investments, L.L.C., or EGI, a private investment firm, since 2001. Prior to that, Mr. Larsen held various other positions with EGI since 1995. Mr. Larsen has been a director of American Commercial Lines Inc., a marine transportation and service company, since January 2005.

Directorships: American Commercial Lines Inc. Committees: Compensation (Chairman) Age: 36 Director since: 2005

Name	Business Experience, Other Public Company Directorships Held, Age, Company Board of Director Committee Memberships and Period Served as a Director of the Company

Harold I. Shain	Mr. Shain has been the President and Chief Operating Officer of Newsweek, Inc., a weekly news magazine company, since March 1998. Mr. Shain has held various positions at Newsweek since 1986.

Committees: Audit Age: 53 Director since: 2003

John A. Ward, III	Mr. Ward currently serves as Chairman and Chief Executive Officer of Innovative Card Technologies, a provider of technology for security, credit and gift cards. Mr. Ward previously served as Chairman of the Board and interim Chief Executive Officer of Doral Financial Corporation, a diversified financial service company based in Puerto Rico, Chairman of the Board of Directors and Chief Executive Officer of American Express Bank and President of Travelers Cheque Group. Mr. Ward joined American Express following a 27-year career at Chase Manhattan Bank, during which he held various senior posts in the United States, Europe and Japan. His last position at Chase was that of Chief Executive Officer of ChaseBankCard Services. Presently, Mr. Ward serves as a director of Primus Guaranty, Ltd., a credit derivative products company, and Coactive Marketing Group, Inc., a marketing, sales promotion and interactive media services and e-commerce provider company.

Directorships: Innovative Card Technologies, Inc., CoActive Marketing Group, Inc. and Primus Guaranty, Ltd. Committees: Audit Age: 60 Director since: 2000

Recommendation

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY’S STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE TEN DIRECTOR NOMINEES.

BOARD OF DIRECTOR MEETINGS AND COMMITTEES OF

THE BOARD OF DIRECTORS

In 2006, the Company’s Board of Directors held nine meetings. Each director attended at least 75% of the aggregate number of meetings held by the Company’s Board of Directors and any committee on which such director served during the period in which the director served on any such committee. A description of the Company’s policy with regard to directors’ attendance at annual meetings and information regarding the number of the Company’s directors who attended the 2006 Annual Meeting of Stockholders are contained in the Investor Relations section of the Company’s website at www.rewardsnetwork.com, under the Governance subsection.

Each director other than Ronald L. Blake, our President and Chief Executive Officer, is “independent” as defined by the listing standards of the American Stock Exchange.

The Company’s Board of Directors has three standing committees, the names and responsibilities of which are described below.

Audit Committee. The responsibilities of the audit committee include appointing the Company’s independent registered public accounting firm, determining their compensation, overseeing the Company’s accounting and financial reporting processes and controls, overseeing audits of the Company’s financial statements and resolving any disagreements about financial reporting between the Company’s management and the Company’s independent registered public accounting firm. The audit committee also discusses with the Company’s management and the Company’s independent registered public accounting firm the accounting principles and practices used by the Company and pre-approves all auditing and non-auditing services to be provided to the Company by the Company’s independent registered public accounting firm.

The Board of Directors has approved an audit committee charter. A copy of the audit committee charter is attached to this Proxy Statement as Exhibit A and is available in the Investor Relations section of the Company’s website at www.rewardsnetwork.com, under the Governance subsection. During 2006, the audit committee consisted of Raymond A. Gross, who served as chairman, Harold I. Shain and John A. Ward, III. Each member of the audit committee is “independent” as defined by the listing standards of the American Stock Exchange. In addition, the Company’s Board of Directors has determined that Mr. Gross is an “audit committee financial expert” as defined by the Securities and Exchange Commission. The audit committee met twelve times in 2006.

Compensation Committee. The compensation committee reviews and monitors the Company’s employee and management compensation and benefit plans and policies, reviews and approves the compensation of the Company’s executive officers, approves grants of equity-based compensation and recommends to the Company’s Board of Directors such changes to the Company’s compensation plans and programs as the compensation committee determines are appropriate. In addition, the compensation committee reviews and approves the Company’s chief executive officer’s and, as appropriate, the Company’s other executive officers’ employment agreements, severance arrangements and change in control arrangements. The compensation committee considers recommendations from the Company’s management with respect to the amount and form of executive compensation. The compensation committee has engaged Buck Consultants as a compensation consultant to review our executive and director compensation and make recommendations regarding compensation in order to ensure that our compensation arrangements are appropriate.

The Board of Directors has approved a compensation committee charter. A copy of the compensation committee charter is available in the Investor Relations section of the Company’s website at www.rewardsnetwork.com, under the Governance subsection. During 2006, the compensation committee consisted of Peter C.B. Bynoe, who served as chairman, Frank E. Wood, Adam M. Aron, who served until May 23, 2006, and Nils E. Larsen, who served beginning on May 23, 2006. Each member of the compensation committee is “independent” as defined by the listing standards of the American Stock Exchange. The compensation committee met six times in 2006.

Corporate Governance and Nominating Committee. The corporate governance and nominating committee assists the Company’s Board of Directors by developing and recommending to the Company’s Board of Directors the corporate governance guidelines applicable to the Company, providing oversight of the corporate governance affairs of the Company’s Board of Directors and the Company and reviewing and approving non-employee director compensation. The corporate governance and nominating committee also assists the Company’s Board of Directors by recommending to the Company’s Board of Directors nominees for election to the Company’s Board of Directors.

The Board of Directors has approved a corporate governance and nominating committee charter. A copy of the corporate governance and nominating committee charter is available in the Investor Relations section of the Company’s website at

www.rewardsnetwork.com, under the Governance subsection. Each member of the corporate governance and nominating committee is “independent,” as defined by the listing standards of the American Stock Exchange.

The Company had a corporate governance committee and a nominating committee until these two committees were combined on May 23, 2006. John A. Ward, III, served as chairman of the corporate governance committee prior to its combination with the nominating committee. F. Philip Handy and Adam M. Aron also served on the corporate governance committee. The corporate governance committee met twice in 2006 prior to the combination. F. Philip Handy served as chairman of the nominating committee prior to its combination with the corporate governance committee. Peter C.B. Bynoe and Frank E. Wood also served on the nominating committee. The nominating committee met twice in 2006 prior to the combination. F. Philip Handy served as chairman of the corporate governance and nominating committee and Adam M. Aron and Peter C.B. Bynoe also serve on the corporate governance and nominating committee. The corporate governance and nominating committee met three times in 2006.

SELECTION OF DIRECTOR NOMINEES

The Company’s Board of Directors is responsible for selecting director nominees and directors to fill vacancies on the Board of Directors. However, the Company’s Board of Directors has delegated to the corporate governance and nominating committee the initial screening process for the selection of new directors and the renomination of directors.

The corporate governance and nominating committee considers director candidates suggested by its members and other members of the Company’s Board of Directors, as well as management and stockholders. Once the corporate governance and nominating committee has identified a prospective nominee, the corporate governance and nominating committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the corporate governance and nominating committee with the recommendation of the prospective nominee, as well as the corporate governance and nominating committee’s own knowledge of the prospective nominee, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional members of the Company’s Board of Directors to fill vacancies or expand the size of the Company’s Board of Directors and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the corporate governance and nominating committee determines that additional consideration is warranted, it may request that a third-party search firm gather additional information about the prospective nominee’s background and experience and report its findings to the corporate governance and nominating committee. The corporate governance and nominating committee then evaluates the prospective nominee against the criteria established by the corporate governance and nominating committee and the Company’s Board of Directors.

The corporate governance and nominating committee’s current criteria for nominating directors include the nominee’s core competencies, knowledge, experience, diversity, leadership, integrity, ability to understand the Company’s business and willingness to devote adequate time to duties of the Company’s Board of Directors, and the corporate governance and nominating committee considers such other relevant factors as it deems appropriate, including the current composition of the Company’s Board of Directors, the balance of management and independent directors, the need for audit committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the corporate governance and nominating committee determines whether or not to interview the prospective nominee, and if warranted, one or more members of the corporate governance and nominating committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the corporate governance and nominating committee makes a recommendation to the Company’s Board of Directors as to the persons who should be nominated by the Company’s Board of Directors, and the Company’s Board of Directors determines the nominees after considering the recommendation and report of the corporate governance and nominating committee and after considering the prospective nominees’ core competencies, knowledge, experience, diversity, leadership, integrity, ability to understand the Company’s business and willingness to devote adequate time to duties of the Company’s Board of Directors.

The corporate governance and nominating committee will consider stockholders’ nominees for the Company’s Board of Directors. A stockholder wishing to nominate a candidate for election to the Company’s Board of Directors is required to give appropriate written notice to the Secretary of the Company, which must be received by the Company between 45 and 75 days prior to March 26, 2008. If the date of the 2008 Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after May 22, 2008, stockholders are required to submit a notice of nomination not later than the close of business on the later of the 90th day prior to the date of the 2008 Annual Meeting or the tenth day following the day on which the meeting date is announced.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2006, Adam M. Aron, Peter C.B. Bynoe, Nils E. Larsen and Frank E. Wood served as members of the compensation committee, and Mr. Bynoe, Mr. Larsen and Mr. Wood currently serve as members of the compensation committee. No member of the compensation committee is or has been an officer or employee of the Company, and none had any interlocking relationship with any other entity of the type that would be required to be disclosed in this Proxy Statement.

COMMUNICATIONS WITH SECURITY HOLDERS

The Company’s Board of Directors provides a process for security holders to send communications to the Company’s Board of Directors. A description of the manner in which security holders may send communications to the Company’s Board of Directors and a description of the Company’s process for determining which communications will be relayed to the members of the Company’s Board of Directors is available in the Investor Relations section of the Company’s website at www.rewardsnetwork.com, under the Governance subsection.

EXECUTIVE OFFICERS

Information regarding the Company’s executive officers can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission on March 15, 2007.

Legal Proceedings. Ronald L. Blake served as chairman, president and chief executive officer and Robert S. Wasserman served as chief operating officer of Orius Corp., a network and infrastructure firm, from June 2001 until February 2003. Orius Corp. filed for voluntary reorganization under Chapter 11 of the United States Bankruptcy Code in November 2002.

THE AUDIT COMMITTEE REPORT

The audit committee assists the Company’s Board of Directors in overseeing and monitoring the Company’s financial reporting process and the quality of its internal and external audit process.

The audit committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2006. KPMG LLP, the Company’s independent registered public accounting firm for 2006, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and an opinion on management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting. The audit committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and the audit committee has received from KPMG LLP written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended. The audit committee has also discussed with KPMG LLP the firm’s independence from management and the Company. In considering the independence of KPMG LLP, the audit committee took into account the amount and nature of the fees paid to KPMG LLP for non-audit services, as described on pages 32-33 of this Proxy Statement.

Based on the review and discussions referred to above, the audit committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Raymond A. Gross (chair)
Harold I. Shain
John A. Ward, III

February 27, 2007

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding our compensation program for the following executive officers:

Ronald L. Blake	President and Chief Executive Officer
Christopher J. Locke	Senior Vice President, Chief Financial Officer and Treasurer
Robert S. Wasserman	Executive Vice President, Sales and Marketing, Operations
Roya Behnia	Senior Vice President, General Counsel and Secretary
Megan E. Flynn	Senior Vice President, Business Development

These executive officers are our principal executive officer, principal financial officer and the three most highly-compensated executive officers other than the principal executive officer and principal financial officer. We refer to these executive officers as our Named Executive Officers or NEOs. We also provide information regarding Bryan R. Adel, who served as our Senior Vice President, General Counsel and Secretary until August 3, 2006.

This section includes a summary of our compensation program for NEOs and information regarding, among other things, the role of the Compensation Committee, the overall objectives of our compensation program, each element of compensation that we provide to our NEOs and the compensation that we provided to our NEOs for 2006.

Summary of Compensation Program for Named Executive Officers

The Compensation Committee has designed the compensation program for NEOs to be simple and reflect a “pay for performance” rather than an entitlement culture. The Compensation Committee believes that the NEOs should be rewarded if the Company achieves financial results that lead to an increase in shareholder value over time.

Our compensation program for NEOs consists of three principal components: base salary, cash bonus and equity compensation. Cash bonus is earned based upon the achievement of financial performance targets. In most cases, equity compensation, such as restricted stock unit awards, vests only upon achievement of financial performance targets. The Company does not provide our NEOs with deferred compensation or pension benefits, although NEOs may participate in our 401(k) Plan on the same basis as all employees. The Company does not provide our NEOs with perquisites, except Ms. Flynn was provided with a car allowance that was implemented under our previous compensation program and was eliminated in March 2007. The Company provides severance benefits to certain NEOs, but believes that these benefits are simple to understand, transparent and fair to our shareholders and the NEO.

The Compensation Committee

Overview of Role

The Compensation Committee takes an active role in the design, oversight and assessment of the compensation program for our NEOs. The Compensation Committee acts pursuant to a charter that has been approved by our Board of Directors and is available in the Investor Relations section of the Company’s website at www.rewardsnetwork.com, under the Governance subsection.

The Compensation Committee believes that a substantial portion of the compensation of our NEOs should be linked to Company financial performance and NEOs should be rewarded for financial performance consistent with the strategic and financial plans approved by the Board of Directors. As a result, the NEOs have an incentive to achieve constant improvement in the core fundamentals of the Company’s operations and are aligned with our shareholders’ interest in the long-term appreciation of the Company’s stock price.

The Compensation Committee determines the financial performance metrics and the targets for financial performance each year. The financial performance metrics may include EBITDA, net revenue, stock price or other metrics. The Compensation Committee determines whether applicable financial performance targets have been achieved and whether incentive compensation has been earned. The Compensation Committee also approves adjustments to the base salary of our NEOs. The Compensation Committee retains the ability to make appropriate changes to any aspect of the compensation program for NEOs in order to ensure that the Company and its shareholders benefit from the financial performance of the Company. If an award is earned based on the achievement of a financial performance target, and the Company’s financial results are later restated so that it is determined that the financial performance target was in fact not achieved, the Compensation Committee may, to the extent provided under the Company’s compensation plans and as permitted by applicable law, require that the award revert to the Company.

While the Compensation Committee seeks to benchmark its compensation program for NEOs against comparable companies, the Compensation Committee does not believe there are any truly comparable companies with respect to the Company’s business model. The Compensation Committee initially reviewed benchmark data prepared by Hewitt Associates on executive compensation plans at other companies. Hewitt Associates prepared an initial list of companies with market capitalization between $200 million and $1 billion, although at the time the Company’s market capitalization was approximately $168 million. The Company then reviewed this list and refined it further by selecting companies that had sales of between $200 million and $1 billion and that had between 20% and 50% of their stock held by a single or small group of investors. The Company’s sales in 2005 were $287 million and Samstock L.L.C. and its affiliates held approximately 27% of the Company’s stock as of the end of 2005. The resulting comparison group consisted of 27 companies. The Compensation Committee used this comparative assessment to aid in recruiting and retention of our NEOs, but does not use benchmark data in general to determine the amount of each component of our compensation program for NEOs or consider it to be a significant factor in designing our compensation program for NEOs.

Development of 2006 Compensation Program

In designing the 2006 compensation program for NEOs, the Compensation Committee considered the short-term and long-term financial and strategic plans of the Company, data regarding the Company’s historical performance and recommendations of the Company’s management with respect to the design of the 2006 management incentive plan. Specifically, the Committee considered the recommendations of management in determining the Company’s financial performance target for 2006 and the design of the equity compensation component of the 2006 compensation program. The Compensation Committee considered the recommendations of Mr. Blake, the Chief Executive Officer, in determining the amount of the various components of the 2006 compensation program for the NEOs other than Mr. Blake. The Compensation Committee met regularly with management and in executive session regarding the design of the 2006 program and the amount of each component.

In January 2006, the Compensation Committee and Board of Directors approved the 2006 cash bonus portion of our compensation program and the financial performance metrics and targets relating to incentive compensation. In February 2006, the Compensation Committee approved adjustments to base salary and the granting of restricted stock unit awards, which are the equity compensation component of our compensation program. Changes to base salary became effective on March 1, 2006. The Compensation Committee also approved cash bonus targets for NEOs in February 2006. After the Compensation Committee approved the compensation program for 2006, the Compensation Committee continued to meet regularly during 2006 to review the financial performance of the Company and the progress of the NEOs toward targeted compensation. The Compensation Committee regularly reviewed compensation scorecards that tracked the projected compensation of our NEOs based on progress toward the Company’s financial performance goals. In August 2006, the Compensation Committee engaged Buck Consultants as compensation consultants to advise the Compensation Committee in its continued monitoring, review and assessment of the Company’s compensation program for NEOs. Buck Consultants also advised the Compensation Committee with respect to the 2007 compensation program for our NEOs.

In January and February 2007, the Committee received information regarding the financial performance of the Company in 2006 and conferred as to whether the financial performance targets for the 2006 compensation plan were met. Based upon information from management and in discussions with the Audit Committee, the Compensation Committee determined that the Company had met its financial performance target in 2006. The Compensation Committee reviewed and approved the final cash bonus amounts for the NEOs with respect to 2006 in February 2007.

Objectives of Our Compensation Program

During 2005 and 2006, the Company rebuilt its senior management team to better position it to implement a revised strategic and financial plan and restructure its operations. In this regard, the Board of Directors believed that it had to attract and retain first-class management talent. The Compensation Committee designed the current compensation program for NEOs with the objective of attracting and retaining senior management with the talent and skills to improve the financial performance of the Company and create shareholder value over the long term.

The primary objective of our compensation program for our NEOs is to reward them for achieving financial results that the Compensation Committee and Board of Directors believe will lead to long-term growth in shareholder value. A substantial portion of NEO compensation is tied to the achievement of financial performance targets. The Compensation Committee has minimized or eliminated (to the extent they existed) entitlements, such as deferred compensation, pension plans and generous severance packages, that are paid regardless of Company performance. The compensation program achieves this primary objective in two principal ways.

First, the equity component of our compensation program vests only if the Company achieves financial performance targets, and then vesting occurs over a period of time. These vesting requirements tie each NEO’s opportunity to increase personal wealth to the appreciation of the Company’s stock price and encourage continued contributions to the Company’s financial performance. The

Compensation Committee believes that NEOs should expect to receive the majority of their compensation through components that are at-risk and earned only if the Company achieves financial performance targets and that base salary and annual cash bonus should be secondary to the financial benefits obtained by the NEOs through the appreciation of equity compensation granted to them.

Second, the compensation program is designed to focus on the core fundamentals of the Company’s operations as reflected in the Company’s annual budget, which should result in an increase in shareholder value over time. Each year, the Company, under the direction of the Board of Directors, develops a budget. The budget is a financial plan for the Company that in addition to encompassing short-term plans for the year reflects longer-term strategy for the next several years. The Company designs the strategic and financial plans of the Company to achieve short-term financial results with the overall goal of increasing shareholder value over the long term. The compensation program for NEOs is designed so that a substantial portion of the NEOs’ compensation is based on financial performance during the relevant annual period that is consistent with or in excess of the financial performance commitments set forth in the Company’s annual budget. As a result, the compensation for our NEOs is based substantially on the achievement of financial performance that the Compensation Committee believes should result in an increase in shareholder value over time by driving constant improvement in the core fundamentals of the Company’s operations.

Most importantly, the Compensation Committee has designed the compensation program for our NEOs with the objective of compensating NEOs in a manner that should be considered fair by our shareholders, employees and the NEOs and with consideration to internal equity and consistency among the NEOs.

The Elements of Our Compensation Program

This section describes the various elements of our compensation program for NEOs, together with a discussion of various matters relating to those items, including why the Compensation Committee chooses to include the items as an element of compensation.

Base Salary

Base salary is included in our NEO compensation package because the Compensation Committee believes it is appropriate that some portion of the compensation that is provided to NEOs be provided in a form that is fixed and liquid. Base salary for each NEO is designed to reflect the scope and responsibilities of the position, as well as the skills, knowledge, experience, abilities and contributions of each NEO. We determine each NEO’s base salary through the assessment of the Company’s needs, including the consideration that the Company continually seeks to attract capable management to improve the financial performance of the Company. We also assess market conditions, which the Compensation Committee believes enables the Company to attract and retain executive talent to meet the Company’s business needs.

Mr. Blake, our Chief Executive Officer, has entered into an employment agreement with the Company and each other NEO has executed a written offer letter with the Company. This agreement and these offer letters provide for a base salary that may be adjusted on a year-over-year basis. The Compensation Committee does not apply a formula to determine base salary or annual changes to base salary levels. Adjustments are made based on the Compensation Committee’s assessment of the Company’s performance and the individual’s performance.

Incentive Compensation

Incentive compensation is intended to comprise approximately 60% of the compensation that our Chief Executive Officer is eligible to receive and approximately 51%—53% of the compensation that our other NEOs are eligible to earn. The portion of total compensation represented by incentive compensation may increase if financial performance targets are exceeded. Incentive compensation consists of (1) a cash bonus that is based on the Company’s achievement of annual financial performance targets and is adjusted based on individual performance, and (2) equity compensation that vests only if the Company achieves financial performance targets.

Cash Bonus. Each NEO participates in our annual management incentive plan that provides an opportunity to earn a cash bonus targeted to equal a percentage of the NEO’s base salary. The cash bonus is designed to tie NEO compensation to the performance of the Company because the cash bonus is only earned if the Company achieves its financial performance target for that year. The cash bonus is also based on individual performance, although the cash bonus will not be paid if the minimum threshold of Company financial performance is not achieved regardless of individual performance. The annual management incentive plan is designed to focus the NEO on achieving the Board of Director’s desired financial performance for that particular year.

The Chief Executive Officer, in the case of all NEOs other than the Chief Executive Officer, and the Compensation Committee in the case of the Chief Executive Officer, assesses the individual’s performance during the year to determine a base bonus award under the annual management incentive plan. An individual NEO’s base award may be more or less than 100% of his or her targeted award. The Compensation Committee may elect to provide that the base award may be increased if the Company exceeds the financial performance target for that year and that none or only a portion of the base award will be paid if the Company achieves less than 100% of the financial performance target. The Compensation Committee makes the final determination of whether the designated financial performance target has been achieved. The Compensation Committee reviews and approves the final cash bonus for each NEO so that the Compensation Committee retains oversight of any adjustments made to an NEO’s cash bonus based on his or her individual performance.

The annual management incentive plan is usually approved by the Compensation Committee and the Board of Directors during the first quarter of the applicable year or the fourth quarter of the preceding year. The financial performance targets under the annual management incentive plan are usually approved by the Compensation Committee during the first quarter of the applicable year or the fourth quarter of the preceding year. The Compensation Committee determines whether the applicable financial performance targets were met and approves the final cash bonuses during the first quarter of the year following the year for which the bonuses are earned. The cash bonus is usually paid in a lump sum in March of the year following the year for which it is earned. For example, the 2006 management incentive plan was approved by the Board of Directors and the financial performance target for 2006 was determined by the Compensation Committee in the first quarter of 2006. The Compensation Committee determined that the Company’s financial performance target for 2006 was met and approved the final cash bonuses under the 2006 management incentive plan in February 2007 and these bonuses were paid in March 2007.

Equity Compensation. Each NEO has the opportunity to participate in the long-term equity performance of the Company through the receipt of restricted stock unit awards (“RSUs”). RSUs are generally awarded in the first quarter of the year and vest over time if financial performance vesting requirements are met. RSUs convert into shares of our common stock when they vest. The Company’s 2006 Long-Term Incentive Plan permits the Company to award equity compensation through a variety of vehicles, and the Company may award types of equity compensation other than RSUs, such as stock options or stock appreciation rights, in the future.

The Compensation Committee has designed the RSUs to tie NEO compensation to the performance of the Company because the RSUs vest only if the Company’s financial performance target is achieved. If the financial performance target is not achieved in a year, the RSUs may vest in later years if cumulative financial performance targets are met within a three year period. If these cumulative financial performance targets are not met, the RSUs will not vest and are cancelled. If the financial performance target is met, these RSUs vest over a period of time and only if the NEO remains employed by the Company as of each vesting date, subject to accelerated vesting in certain circumstances. The vesting of the RSUs is designed to motivate and focus executive activity over the course of many years. The Compensation Committee believes that the staggered vesting of RSUs provides an incentive for the NEO to remain with the Company.

The amount of equity compensation that each NEO is eligible for is not contractually set and the Compensation Committee reviews a variety of factors, including internal pay equity, current wealth accumulation with respect to stock awards previously granted, the financial performance of the Company, management proposals and input from its compensation consultant and approves the amount of potential equity compensation granted to NEOs on an annual basis.

The Compensation Committee has approved the grant of stock options in the past as a component of NEO compensation, but does not use stock options as a component of the NEO compensation program currently. Mr. Blake received a stock option grant of 250,000 shares when he entered into his employment agreement with the Company in September 2005. These stock options were granted at an exercise price of $7.50 and the market price of the Company’s stock on the date of grant was $6.15 so that the stock options could not be exercised by Mr. Blake for value until the Company’s stock price had increased by approximately 22%. Among the other NEOs, Ms. Flynn holds stock options that were granted under prior compensation programs and Mr. Adel held stock options and received stock option grants in 2006 as provided in his employment offer letter with the Company.

The Compensation Committee has chosen to award RSUs instead of stock options for several reasons. RSUs continue to retain value and motivate behavior to increase stock price even when the Company’s stock price is depressed and provide a long term incentive for management even during times of stock price fluctuations. RSUs should result in less market overhang and dilution to shareholders than stock options because we grant fewer RSUs than the number of stock options that would be granted to provide equivalent value. The Compensation Committee believes that generally there has been a shift in corporate behavior away from stock options and toward restricted stock units in part for these reasons.

The granting of RSUs is usually approved by the Compensation Committee during the first quarter of the year. The financial performance targets for vesting are usually approved by the Compensation Committee during the first quarter of the year. The Compensation Committee determines whether the applicable financial performance targets were met during the first quarter of the following year.

Perquisites

We do not grant perquisites to our NEOs, except that Ms. Flynn was entitled to receive a monthly car allowance of $1,000 until March 2007. Ms. Flynn was awarded this benefit under our previous compensation programs. We determined to continue to provide this benefit to Ms. Flynn through March 2007 in order to meet our previous commitment to her. We eliminated this perquisite effective in March 2007 and in consideration for eliminating this benefit we increased her base salary by a commensurate amount.

Post-Termination Compensation

Severance Arrangements. We have entered into severance agreements with certain NEOs. NEOs who do not have individual severance agreements with us are covered by our Severance Plan applicable to all employees. These severance agreements and our Severance Plan provide for payments and other benefits if the NEO’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in the applicable severance agreement and the Severance Plan. Additional information regarding these severance agreements and our Severance Plan, including definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 29, 2006, is found under the heading “Potential Payments upon Termination or Change-in-Control” on pages 24-26 of this Proxy Statement.

The Compensation Committee believes that these severance arrangements are an important part of overall compensation for our NEOs. The Compensation Committee believes that these arrangements will help to secure the continued employment and dedication of our NEOs prior to or following a change in control, notwithstanding any concern that they might have regarding their own continued employment. The Compensation Committee also believes that these arrangements are important as a recruitment tool and, to a lesser extent, retention device, as many of the companies with which we compete for executive talent have similar arrangements in place for their senior employees. The Compensation Committee believes that these benefits are simple to understand, transparent and fair to our shareholders and each NEO.

Post-Retirement Compensation. We do not provide a pension plan for any of our employees. We also do not offer a deferred compensation plan. NEOs may elect to defer receipt of common stock upon vesting of RSUs, but none of our NEOs elected this deferral with respect to any RSUs granted to date.

We have a 401(k) Plan in place for all of our employees. We match contributions to the 401(k) Plan by all of our employees, including our NEOs, up to 4% of base salary. Company matching contributions are made in Company common stock and are vested immediately.

We believe that a competitive 401(k) Plan is an attractive component of compensation for all of our employees, including our NEOs, and contributes to achieving our objectives of attracting and retaining talented employees.

Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines for our NEOs because the Compensation Committee believes that substantial ownership of the Company’s stock will further align the NEOs’ interests with the interests of our shareholders. The Chief Executive Officer should maintain stock ownership with a value of at least 300% of base salary. All other NEOs should maintain stock ownership with a value of at least 100% of base salary.

For NEOs named as such before January 1, 2006, recommended stock ownership levels should be achieved by the end of 2008, and maintained thereafter. These levels are based on base salaries at December 31, 2006. NEOs named as such after January 1, 2006, will have three years from the date of being named an NEO to reach the suggested minimum level of stock ownership.

For purposes of determining compliance with the stock ownership guidelines, stock ownership includes stock owned directly by the NEO or the NEO’s spouse, stock owned by the NEO through our 401(k) Plan and stock issued or to be issued under any award granted under incentive plans maintained by us, regardless of vesting status.

Company policies require all employees, including our NEOs, to seek permission prior to trading in the Company’s stock. The Company does not permit the NEOs to enter into hedging transactions using puts, calls or other types of derivative securities based upon the value of the Company’s common stock.

Tax Deductibility of the Compensation Program for NEOs

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its Chief Executive Officer or any of its four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under

Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareowners). For 2006, the RSUs that vested under the Company’s 2004 Long-Term Incentive Plan (“2004 LTIP”) were performance-based and determined by the Compensation Committee, the 2004 LTIP performance goals were disclosed to the shareholders and the 2004 LTIP was approved by the shareholders. As a result, the RSUs were fully deductible. The Company’s payment of annual bonuses under the Company’s management incentive plan were performance-based. However, they were not approved by the Company’s shareholders and as a result they were not deductible to the extent an NEO’s salary and annual bonus together exceeded the $1 million limit under Section 162(m).

2006 Compensation Program for NEOs

This section describes the compensation program for NEOs in 2006. This section contains a narrative description of how we determined the amount for each element of compensation and other information regarding the compensation program for NEOs in 2006. Bryan R. Adel served as Senior Vice President, General Counsel and Secretary until August 3, 2006, and is included as an NEO because he would have been an NEO if he had continued in this position until December 31, 2006. When we speak of base salary for 2006, we are generally referring to base salary as adjusted effective March 1, 2006.

For 2006, the Compensation Committee targeted base salary, cash bonus and equity compensation, the three principal components of our compensation program, to comprise the following portion of these three compensation components:

Name	Base Salary	Cash Bonus	Equity Compensation
Ronald L. Blake	38%	38%	24	%(1)
Christopher J. Locke	48%	24%	29%
Robert S. Wasserman	46%	27%	27%
Roya Behnia(2)	49%	24%	27%
Megan E. Flynn	49%	24%	27%

(1)	RSU grants for an aggregate of 465,000 shares of common stock made to Mr. Blake in 2006 in connection with his entering into his employment agreement were excluded for purposes of designing Mr. Blake’s compensation for 2006.

(2)	Ms. Behnia’s cash bonus for 2006 is prorated for the period of time she was employed by the Company during 2006. She did not receive a grant of equity compensation during 2006 but her offer letter provides that she is eligible to receive equity compensation in 2007 equal to 55% of her base salary prorated based on the period of time she was employed by the Company during 2006.

The relationship of cash bonus and equity compensation to base salary was as follows:

	Percentage of Base Salary
Name	Cash Bonus	Equity Compensation
Ronald L. Blake	100%	64	%(1)
Christopher J. Locke	50%	60%
Robert S. Wasserman	60%	60%
Roya Behnia(2)	50%	55%
Megan E. Flynn	50%	55%

(1)	RSU grants for an aggregate of 465,000 shares of common stock made to Mr. Blake in 2006 in connection with his entering into his employment agreement were excluded for purposes of designing Mr. Blake’s compensation for 2006.

(2)	Ms. Behnia’s cash bonus for 2006 is prorated for the period of time she was employed by the Company during 2006. She did not receive a grant of equity compensation during 2006 but her offer letter provides that she is eligible to receive equity compensation in 2007 equal to 55% of her base salary prorated based on the period of time she was employed by the Company during 2006.

Base Salary

Base Salary. During 2006, base salary comprised approximately 38% of Mr. Blake’s total target compensation, excluding grants of equity compensation provided by his September 2005 employment agreement. These grants of equity compensation are described in greater detail under the heading “Incentive Compensation – Equity Compensation” below and were designed to align Mr. Blake’s interests with the interests of the shareholders and to provide him an additional incentive to enter into his employment agreement.

With respect to the other NEOs, we targeted salary to comprise between 45% and 50% of their total target compensation for 2006. The weighting of base salary in relation to incentive compensation reflects the Compensation Committee’s objective of ensuring that a substantial amount of each NEO’s total compensation is tied to the achievement of financial performance goals.

In 2006, increases in base salary for our NEOs employed at the time base salary adjustments were made in March 2006 ranged from 1.9% to 6.0%. Increases in salary were based on the Company’s performance in 2005, and adjustments were made based on Mr. Blake’s evaluation of individual performance for each other NEO and on the Compensation Committee’s evaluation of Mr. Blake’s individual performance.

The base salary for our NEOs during 2006 was as follows:

Name	Base Salary from January 1, 2006 – February 28, 2006	Base Salary from March 1, 2006
Ronald L. Blake	$540,000	$550,000
Christopher J. Locke	$225,000	$233,100
Robert S. Wasserman	$300,000	$318,000
Roya Behnia	—	$250,000	(1)
Megan E. Flynn	$215,000	$227,900

(1)	Ms. Behnia joined the Company as Senior Vice President, General Counsel and Secretary on August 4, 2006.

Incentive Compensation

Financial Performance Target for 2006 Incentive Compensation. For 2006, the Compensation Committee determined that the financial target for purposes of incentive compensation would be the achievement of a certain amount of earnings before interest, income taxes, depreciation and amortization, excluding unusual and non-recurring gains and losses (“EBITDA”). The Compensation Committee makes the final determination of the Company’s achievement of this target (“2006 EBITDA Target”), including determining any exclusions for unusual and non-recurring gains and losses. For 2006, the Compensation Committee chose EBITDA as the financial performance measure because EBITDA is a standard measure of operating profit and operating cash flow. In addition, the Compensation Committee considered that the Company would be making long-term investments in order to restore the Company to profitability and believed that EBITDA as a financial measure would not deter these necessary long-term investments. Also, the Compensation Committee chose EBITDA because it did not want the financial performance target to be affected by the Company’s capital structure. The Company anticipated significant increases in its cash holdings during 2006 and the Compensation Committee did not want to reward NEOs for interest income earned by the Company.

In determining the 2006 EBITDA Target, the Compensation Committee reviewed our 2006 budget and operating plan and considered the desired balance between pressing changes needed to the business model, investments needed to achieve future growth initiatives and the goals for profitability and cash flow in 2006. The Compensation Committee also carefully weighed the impact of several measures we planned on implementing in 2006 to better position the Company for profitable, sustainable growth over the long term and selected a 2006 EBITDA Target that reflected a balance between short-term profitability goals and long-term growth and profitability goals. The Compensation Committee selected the 2006 EBITDA Target so that it established a reasonable amount of stretch to ensure that the annual bonus payment and vesting of equity compensation both maintained their performance-based nature and did not become an entitlement.

The Compensation Committee determined that the Company achieved 101% of the 2006 EBITDA Target. As contemplated by the Compensation Committee when setting the 2006 EBITDA Target, the Compensation Committee excluded unusual and non-recurring losses resulting from severance expenses, expenses relating to a state tax issue and settlement and related expenses incurred with respect to a patent litigation matter and a class action lawsuit in California.

In designing the compensation program for NEOs for 2007, the Compensation Committee continued to use EBITDA as the financial performance metric for 75% of the incentive compensation and selected net revenue as the financial performance metric for 25% of the incentive compensation. Net revenue is sales, less cost of sales, provision for losses and member benefits. The Compensation Committee has added net revenue as a financial performance metric because the Board of Directors desires management to focus on profitable revenue growth in 2007 following the restructuring and investments accomplished in 2006 and the Compensation Committee believes that net revenue is the best measure of profitable revenue growth that is appropriate for the Company’s business model.

Cash Bonus. Each NEO’s cash bonus under our 2006 incentive compensation plan consisted of a base award that was targeted at a percentage of the NEO’s base salary, which was subject to adjustment based on our achievement of the 2006 EBITDA Target.

For 2006, Mr. Blake’s target bonus was equal to 100% of his base salary. Mr. Wasserman’s target bonus was equal to 60% of his base salary. The target bonus for each other NEO was equal to 50% of his or her base salary.

In determining the percentage of base salary for each NEO’s base award, the Compensation Committee considered the cash bonus target relative to the total compensation and benefits provided by the Company and sought to maintain equity among the NEOs while taking into account each NEO’s level of experience. The Compensation Committee also considered, to a lesser extent, market compensation data provided by Hewitt Associates.

The Compensation Committee designed the 2006 incentive compensation plan so that each NEO’s base award would be adjusted based on the achievement of the 2006 EBITDA Target. If less than 90% of the 2006 EBITDA Target had been achieved, there would have been no cash bonus awards to our NEOs. If the Company had achieved between 90% and 100% of the 2006 EBITDA Target, the NEOs would have received between 50% and 100% of their base award. If the Company had exceeded the 2006 EBITDA Target, each NEO’s base award would have been increased by 1.25% for each percentage point by which the 2006 EBITDA Target exceeded 100%, up to 140%, and by 2.5% for each percentage point by which the 2006 EBITDA Target exceeded 140%. The increase in base award was capped so that the NEOs could receive up to 200% of the base award. The Compensation Committee provided for increases to the base award if the 2006 EBITDA Target was exceeded in order to reward NEOs for superior results.

The Compensation Committee determined that 101% of the 2006 EBITDA Target was achieved. NEOs were eligible to receive 101.25% of their base award, but the actual award was 101% of each NEO’s base award.

Each NEO was awarded 100% of his or her base award in 2006. As discussed above, the final award was 101% of the base award based on our achievement of the 2006 EBITDA Target. The final cash bonus paid to each NEO under the incentive compensation plan was:

Ronald L. Blake	$555,500
Christopher J. Locke	$117,715
Robert S. Wasserman	$192,708
Roya Behnia	$51,552
Megan E. Flynn	$115,089

Mr. Adel received a bonus of $62,111, which represented his final cash bonus under the incentive compensation plan pro-rated for the period of time that he served as Senior Vice President, General Counsel and Secretary, as provided in his Severance and Release Agreement. The Severance and Release Agreement is described in greater detail under the heading “Potential Payments upon Termination or Change-in-Control” on page 26 of this Proxy Statement.

Equity Compensation. The Compensation Committee granted RSUs to NEOs during 2006. RSUs granted in 2006 were granted under our 2004 Long-Term Incentive Plan (“2004 Plan”) and 2006 Long-Term Incentive Plan (“2006 Plan”). The 2004 Plan

and 2006 Plan provide that we may grant equity awards in the form of stock options, restricted stock units and other stock-based awards. The 2006 Plan was approved by our shareholders and became effective on May 23, 2006, and no further grants may be made under the 2004 Plan.

Mr. Blake received a grant of 250,000 RSUs and a grant of 215,000 RSUs in 2006 as provided in his September 2005 employment agreement with the Company. These equity grants were designed to align Mr. Blake’s interests with the interests of shareholders. The Compensation Committee reviewed the opportunity for Mr. Blake to create long-term value at the Company and designed the equity compensation component of his employment agreement to provide an incentive for Mr. Blake to enter into his employment agreement. The Compensation Committee reviewed benchmark data provided by Hewitt Associates in connection with preparing Mr. Blake’s employment agreement. The RSUs granted under Mr. Blake’s employment agreement were granted over time in order to comply with the per-participant limit on equity awards in a calendar year of 250,000 shares under the 2004 Plan. The grant of 250,000 RSUs was made on February 22, 2006 under the 2004 Plan and the grant of 215,000 RSUs was approved on May 23, 2006 and granted on June 1, 2006 under the 2006 Plan. The vesting of these RSUs is contingent on the Company’s achievement of financial performance targets and is further contingent on Mr. Blake remaining employed by the Company on each vesting date. 186,000 of these RSUs vested on December 31, 2006, because the Company achieved the 2006 EBITDA Target and these shares of common stock were issued to Mr. Blake on February 22, 2007.

The value of the RSU grants in 2006 was equal to 60% of Mr. Locke’s and Mr. Wasserman’s base salary and 55% of Ms. Flynn’s base salary based on a stock price of $7.00 per share. The $7.00 per share price was based on the market price of the Company’s common stock on February 14, 2006, the date the Company’s proposal regarding the number of RSUs to be granted to the NEOs was prepared for the Compensation Committee. The RSUs were approved by the Compensation Committee at its regularly scheduled meeting on February 22, 2006 and granted on that date. The closing price for the Company’s common stock on that date was $7.68. In order to avoid this disparity for RSU grants made in February 2007, the Compensation Committee approved a dollar amount for the value of the RSU grants and the Company determined the number of shares based on the closing market price of the Company’s common stock on the grant date. Ms. Behnia did not receive an RSU grant in 2006 because she joined the Company on August 4, 2006, after the 2006 grants were made.

The Compensation Committee also granted 50,000 RSUs to Mr. Blake that have the same vesting requirements as the RSUs granted to other NEOs and were considered part of his 2006 compensation. These RSUs were approved on February 22, 2006, at the same time as RSU grants were approved for the other NEOs. However, because Mr. Blake had already received an RSU grant of 250,000 shares and because of the per-participant annual limit under the 2004 Plan, these RSUs were approved by the Compensation Committee to be granted under the 2006 Plan upon and subject to the approval of the 2006 Plan by our shareholders. The 2006 Plan was approved by our shareholders on May 23, 2006 and these RSUs were granted on that date. The closing price for the Company’s common stock on May 23, 2006 was $8.40.

The number of RSUs granted to each of these NEOs and the value of these RSUs based on the stock price of both $7.00 per share and the closing price per share on the grant date is as follows:

Name	Number of RSUs	Value based on $7.00 per share	Value based on per share value on grant date(1)
Ronald L. Blake	50,000	$350,000	$420,000
Christopher J. Locke	19,980	$139,860	$153,446
Robert S. Wasserman	27,257	$190,799	$209,334
Megan E. Flynn	17,906	$125,342	$137,518
Bryan R. Adel	10,000	$70,000	$76,800

(1)	The grant date was May 23, 2006 for Mr. Blake’s RSUs and February 22, 2006 for each other NEO.

In determining the number of RSUs to grant to these NEOs, the Compensation Committee considered the individual’s performance during 2005 and the market compensation data provided to the Company by Hewitt Associates in order to ensure that the percentage of base salary for the target award was competitive with similarly situated companies.

The vesting of the 50,000 RSUs granted to Mr. Blake and the RSUs granted to the other NEOs was contingent first on the Company’s achievement of the 2006 EBITDA Target. The Company achieved the 2006 EBITDA Target and as a result these RSUs will vest in three equal installments over three years beginning on February 22, 2007, and will vest only if the NEO is employed by the Company on each vesting date.

Unlike the cash bonus portion of our incentive compensation in 2006, no portion of the RSUs would have vested if the Company had achieved less than 100% of the 2006 EBITDA Target. However, the opportunity existed for these RSUs to vest if the Company had achieved cumulative EBITDA targets over two or three years. If the Company had not achieved the 2006 EBITDA

Target, but had achieved a cumulative EBITDA target for 2006 and 2007 (“2007 Cumulative EBITDA Target”), these RSUs would have vested two-thirds on February 22, 2008 and one-third on February 22, 2009. If the Company had not achieved the 2007 Cumulative EBITDA Target, but had achieved a cumulative EBITDA target for 2006, 2007 and 2008 (“2008 Cumulative EBITDA Target”), these RSUs would have vested in their entirety on February 22, 2009. If the 2008 Cumulative EBITDA Target had not been achieved, the restricted stock unit awards would not have vested and the RSUs would have been canceled. The Compensation Committee permitted vesting if the 2006 EBITDA Target was not met but if subsequent cumulative EBITDA targets were met in order to reward behavior that may have negatively impacted short-term EBITDA growth while fostering longer-term EBITDA growth.

Mr. Adel received a stock option grant of 40,000 shares at an exercise price of $7.68 on February 22, 2006. These stock options would have vested in four equal installments on the first four anniversary dates of the date of grant if Mr. Adel had remained employed by the Company. These stock options were granted to Mr. Adel as provided in his employment offer letter with the Company. Mr. Adel’s employment with the Company terminated on December 31, 2006 and these stock options were canceled.

Vesting of Equity Compensation upon a Change in Control

Equity compensation granted under the 2004 Plan fully vests upon a Change in Control, unless otherwise specified. The stock options and RSUs issued to NEOs under the 2004 Plan vest upon a Change in Control. The 2006 Plan provides that equity compensation granted under the 2006 Plan fully vests if the holder of the equity compensation is terminated without Cause within 12 months after a Change in Control, unless otherwise specified. Mr. Blake’s employment agreement provides that the 215,000 RSUs granted to him under the 2006 Plan would fully vest upon a Change in Control, regardless of whether he is terminated without Cause. The grant of 50,000 RSUs to Mr. Blake made under the 2006 Plan was made on the same terms as the RSU grants to the other NEOs under the 2004 Plan and as a result these RSUs vest fully upon a Change in Control, regardless of whether he is terminated without Cause.

The following table sets for the value of equity compensation that would have become vested if a Change in Control had occurred on December 29, 2006. The closing stock price of the Company’s common stock on December 29, 2006, was $6.95.

Name	Option Awards			Stock Awards
	Number of Shares Vesting on Change in Control (#)	Value Realized if Exercised on Change in Control ($)		Number of Shares Vesting on Change in Control (#)		Value Realized on Vesting ($)
Ronald L. Blake	150,000	$0	(1)	—		—
	—	—		515,000	(2)	$3,579,250
Christopher J. Locke	—	—		19,980	(2)	$138,861
Robert S. Wasserman	—	—		27,257	(2)	$189,436
Roya Behnia	—	—		—		—
Megan E. Flynn	6,250	$0	(3)	—		—
	—	—		17,906	(2)	$124,447

(1)	The exercise price of these stock options is $7.50.

(2)	Consists of RSUs that convert into shares of our common stock when they vest.

(3)	The exercise price of these stock options is $8.00.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors oversees the Company’s compensation program on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2007.

THE COMPENSATION COMMITTEE
Nils E. Larsen (Chair)
Peter C.B. Bynoe
Frank E. Wood

April 2, 2007

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($)(1) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compen- sation ($) (g)	All Other Compen- sation ($)(3) (i)		Total ($) (j)
Ronald L. Blake President and Chief Executive Officer	2006	$548,333	$1,774,933	$506,902	$555,500	$15,800	(4)	$3,401,468
Christopher J. Locke Senior Vice President, Chief Financial Officer and Treasurer	2006	$231,750	$43,722	—	$117,715	$8,597		$401,784
Robert S. Wasserman Executive Vice President, Sales and Marketing, Operations	2006	$315,000	$59,648	—	$192,708	$8,800		$576,156
Roya Behnia(5) Senior Vice President, General Counsel and Secretary	2006	$104,167	—	—	$51,552	$3,683		$159,402
Megan E. Flynn Senior Vice President, Business Development	2006	$225,750	$39,185	$11,892	$115,089	$16,137	(6)	$408,053
Bryan R. Adel(7) Former Senior Vice President, General Counsel and Secretary	2006	$227,151	$21,887	$92,676	$62,111	$18,871	(8)	$415,825

(1)	This column shows the amount we expensed during 2006 under FAS 123R for all outstanding restricted stock units (“RSUs”). Additional information regarding the number of RSUs granted to each NEO is set forth below in “Grants of Plan-Based Awards” and “Outstanding Equity Awards” tables. These award fair values have been determined based on the assumptions set forth in the Company’s financial statements contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2006 (Note 10 – Stock Options and Restricted Stock Units).

(2)	This column shows the amount we have expensed during 2006 under FAS 123R for all outstanding stock option awards and includes compensation expense recognized in 2006 in the financial statements with respect to awards granted in previous fiscal years and in 2006. These award fair values have been determined based on the assumptions set forth in the Company’s financial statements contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2006 (Note 10 – Stock Options and Restricted Stock Units).

(3)	Includes matching contributions to the Company’s 401(k) Plan.

(4)	In addition to the matching contribution to the Company’s 401(k) Plan of $8,800, includes $7,000 paid in lieu of coverage under the Company’s group health plan from January 1, 2006 until August 1, 2006.

(5)	Ms. Behnia joined the Company as Senior Vice President, General Counsel and Secretary on August 4, 2006.

(6)	In addition to the matching contribution to the Company’s 401(k) Plan of $4,137, includes $12,000 car allowance.

(7)	Mr. Adel resigned as Senior Vice President, General Counsel and Secretary on August 3, 2006, and his employment with the Company terminated on December 31, 2006.

(8)	In addition to the matching contribution to the Company’s 401(k) Plan of $6,871, includes $12,000 car allowance.

2006 GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	Date Action Taken	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Under- lying Options (#) (j)		Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
			Thresh- old ($)(1) (c)	Target ($)(1) (d)	Maximum ($)(1) (e)	Thresh- old (#) (f)	Target (#) (g)		Maximum (#) (h)
Ronald L. Blake	2/22/06		$275,000	$550,000	$1,100,000
	2/22/06						250,000	(2)						$1,920,000
	6/1/06	5/23/06					215,000	(3)						$1,803,850
	5/23/06	2/22/06					50,000	(4)						$420,000
Christopher J. Locke	2/22/06		$58,275	$116,550	$233,100
	2/22/06						19,980	(4)						$153,446
Robert S. Wasserman	2/22/06		$95,400	$190,800	$381,600
	2/22/06						27,257	(4)						$209,334
Roya Behnia	8/4/06		$26,042	$52,083	$104,167
Megan E. Flynn	2/22/06		$56,975	$113,950	$227,900									$137,518
	2/22/06						17,906	(4)
Bryan R. Adel	2/22/06		$33,750	$67,500	$135,000
	2/22/06						10,000	(4)						$76,800
	2/22/06										40,000	(5)	$7.68	$32,936

(1)	This is the amount of cash bonus that may be paid under the Company’s 2006 Management Incentive Plan. The target amount is payable if the Company achieves 100% of the 2006 EBITDA Target, the threshold amount is payable if the Company achieves 90% of the 2006 EBITDA Target and the maximum amount is payable if the Company achieves 160% of the 2006 EBITDA Target. The amount of cash bonus may also be adjusted based on individual performance. The actual amount of cash bonus paid to each NEO in 2006 is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Consists of restricted stock units (“RSUs”) granted under the Company’s 2004 Long-Term Incentive Plan (“2004 Plan”). RSUs convert into shares of our common stock when they vest. With respect to this RSU grant, 186,000 RSUs vested on December 31, 2006 because the Company achieved the 2006 EBITDA Target. The remaining 64,000 RSUs vest on December 31, 2007 only if the Company achieves an EBITDA target in 2007 determined by the Compensation Committee and Mr. Blake is employed by the Company on the vesting date.

(3)	Consists of RSUs granted under the Company’s 2006 Long-Term Incentive Plan (“2006 Plan”). These RSUs convert into shares of our common stock when they vest. With respect to this RSU grant, 75,500 vest on December 31, 2007 only if the Company achieves an EBITDA target in 2007 determined by the Compensation Committee and the remaining 139,500 vest on December 31, 2008 only if the Company achieves an EBITDA target in 2008 determined by the Compensation Committee. In addition, these RSUs vest only if Mr. Blake is employed by the Company on the vesting date.

(4)	Consists of RSUs granted under the 2004 Plan, except that the RSUs granted to Mr. Blake were granted under the 2006 Plan. These RSUs convert into shares of common stock when they vest. Vesting of these RSUs was contingent on the achievement of the 2006 EBITDA Target. Because the 2006 EBITDA Target was achieved, these RSUs vest in three equal installments on February 22, 2007, February 22, 2008 and February 22, 2009 if the recipient is employed by the Company on the vesting date. Mr. Adel’s employment with the Company was terminated on December 31, 2006 and his RSUs were cancelled.

(5)	Consists of stock options granted under the 2004 Plan. These stock options were granted with an exercise price of $7.68 and would have vested in four equal installments over four years if Mr. Adel had remained employed by the Company. Mr. Adel’s employment with the Company was terminated on December 31, 2006 and all unvested stock options were cancelled.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name (a)	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Ronald L. Blake	100,000	150,000	(1)		$7.50	9/13/2015
											64,000	(2)	$444,800
											215,000	(3)	$1,494,250
								50,000	(4)	$347,500
Christopher J. Locke								19,980	(4)	$138,861
Robert S. Wasserman								27,257	(4)	$189,436
Roya Behnia

Megan E. Flynn	10,000				$3.75	9/5/2010

	20,000				$5.03	1/14/2012

	18,750	6,250	(5)		$8.00	4/14/2013

								17,906	(4)	$124,447

Bryan R. Adel	30,000				$7.45	3/30/07	(6)

	20,000				$10.00	3/30/07	(6)

(1)	75,000 stock options vest on December 31, 2007 and the remaining 75,000 stock options vest on December 31, 2008 provided that Mr. Blake is employed by the Company on each vesting date.

(2)	Consists of a restricted stock units (“RSUs”) that convert into shares of our common stock when they vest. These RSUs vest on December 31, 2007 only if the Company achieves an EBITDA target in 2007 determined by the Compensation Committee and Mr. Blake is employed by the Company on the vesting date.

(3)	Consists of RSUs that convert into shares of our common stock when they vest. With respect to this RSU grant, 75,500 vest on December 31, 2007 only if the Company achieves an EBITDA target in 2007 determined by the Compensation Committee and the remaining 139,500 vest on December 31, 2008 only if the Company achieves an EBITDA target in 2008 determined by the Compensation Committee. In addition, these RSUs vest only if Mr. Blake is employed by the Company on the vesting date.

(4)	Consists of RSUs that convert into shares of common stock when they vest. Vesting of these RSUs was contingent on the achievement of the 2006 EBITDA Target. Because the 2006 EBITDA Target was achieved, these RSUs vest in three equal installments on February 22, 2007, February 22, 2008 and February 22, 2009 if the recipient is employed by the Company on the vesting date.

(5)	6,250 stock options vest on April 14, 2007 provided that Ms. Flynn is employed by the Company on that date.

(6)	Mr. Adel’s employment with the Company terminated on December 31, 2006 and his stock options terminated 90 days after termination of his employment.

2006 OPTION EXERCISES AND STOCK VESTED

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
Ronald L. Blake	—	—	186,000	(1)	$1,292,700
Christopher J. Locke	—	—	—		—
Robert S. Wasserman	—	—	—		—
Roya Behnia	—	—	—		—
Megan E. Flynn	—	—	—		—
Bryan R. Adel	10,000	$18,061	—		—

(1)	186,000 RSUs vested as of December 31, 2006 because the Company achieved the 2006 EBITDA Target. These shares were issued to Mr. Blake on February 22, 2007.

Potential Payments upon Termination or Change-in-Control

Description of Severance Arrangements with our NEOs

We describe the severance arrangements with each of our NEOs below. The description of our severance arrangements includes the value of the severance arrangements assuming that termination took place on December 29, 2006.

With respect to our NEOs, severance payment obligations of the Company may be triggered based on the reason for the termination of the NEOs employment with the Company, such as death or disability, or without “Cause”, by the NEO for “Good Reason”, or following a “Change in Control,” as those terms are defined in the applicable documents.

Generally speaking, the terms “Cause, “Good Reason” and “Change in Control” have the following meanings, although specific definitions may vary among the different severance agreements in place for our NEOs. Any significant variations are described in the description of the specific NEOs severance payments.

“Cause” generally means willful refusal to follow directives of the individual’s supervisor which are consistent with the scope and nature of his duties and responsibilities, conviction, plea of guilty or nolo contendere to a felony or of a crime involving moral turpitude, fraud or embezzlement, gross negligence or willful misconduct resulting in a material loss to the Company or material damage to the reputation of the Company.

“Good Reason” generally means a material diminution in duties and responsibilities.

“Change in Control” is generally defined as the acquisition by any person of more than 50 percent of the total voting power of the outstanding voting securities of the Company, a change in a majority of the Board of Directors, a merger, consolidation or other transaction occurs after which the shareholders of the Company prior to such transaction hold less than 50 percent of the total voting power of the surviving entity, or the complete liquidation of the Company or a sale of more than 50 percent of the assets of the Company.

With respect to termination upon death, disability or for Cause or voluntary termination without Good Reason, each NEO is entitled to accrued base salary through the date of termination and other employee benefits to which the NEO is entitled upon termination in accordance with the terms of the plans and programs of the Company, which includes payment of accrued paid time off, participation in the Company’s group health plans until the end of the calendar month in which termination became effective and the opportunity to participate in COBRA thereafter.

With respect to termination without Cause or voluntary termination for Good Reason, the severance payments for each NEO are described below.

Ronald L. Blake. Mr. Blake’s employment agreement with the Company provides that Mr. Blake will receive the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the termination occurs regardless of the reason for termination.

In addition, if Mr. Blake is terminated without Cause or he terminates his employment for Good Reason, Mr. Blake is entitled to receive continuation of his base salary for 12 months. This amount is increased to 18 months if termination occurs within 12 months after a Change in Control. Mr. Blake is also entitled to continued coverage under the Company’s group health plan for 18 months at no cost to him. Good Reason for Mr. Blake includes a requirement that his principal office be located more than 50 miles outside of the greater Chicago metropolitan area or a material breach of the employment agreement by the Company.

Mr. Blake is subject to non-solicitation and non-competition requirements for a period of 12 months following his termination, or 18 months in the case of termination following a Change in Control if he is entitled to receive severance payments during that period. Mr. Blake must sign a release in order to receive his severance payments.

Mr. Blake would have been entitled to the following base salary amounts if his employment had been terminated on December 29, 2006:

	Salary Continuation	Accrued paid time off	COBRA payments	Total
Termination without Cause or for Good Reason:	$550,000	$6,346	$23,743	$580,089
Termination without Cause or for Good Reason following a Change in Control:	$825,000	$6,346	$23,743	$855,089

Christopher J. Locke. Mr. Locke participates in the Company’s Severance Plan. The Severance Plan entitles Mr. Locke to severance pay of two months, plus three weeks for each year of service, up to six months of severance pay, in the event Mr. Locke is terminated due to the elimination of his position or a reduction in the Company’s workforce. Mr. Locke is entitled to severance pay of one month, plus two weeks for each year of service, up to six months of severance pay, in the event Mr. Locke is terminated without Cause. Mr. Locke has also executed a Proprietary Interest Protection and Non-Solicitation Agreement that contains non-competition and non-solicitation provisions that survive for one year following voluntary or involuntary termination. Mr. Locke must sign a release in order to receive his severance payments.

Mr. Locke would have been entitled to the following base salary amounts if his employment had been terminated on December 29, 2006:

	Salary Continuation	Accrued paid time off	Total
Termination due to elimination of position or reduction in workforce:	$52,298	$10,386	$62,684
Termination without Cause:	$28,390	$10,386	$38,776

Robert S. Wasserman. Mr. Wasserman has entered into a Severance, Proprietary Interest Protection and Non-Solicitation Agreement with the Company that provides that he will be entitled to six months of his then-current base salary, plus one-month for each completed year of service with the Company, up to twelve months if his employment is terminated by the Company for any reason other than Cause, disability or death, or if there is a diminution in his duties resulting from a Change in Control of the Company. This agreement also contains non-competition and non-solicitation provisions that survive for one year following voluntary or involuntary termination. Mr. Wasserman must sign a release in order to receive his severance payments.

Mr. Wasserman would have been entitled to the following base salary amounts if his employment had been terminated on December 29, 2006:

	Salary Continuation	Accrued paid time off	Total
Termination by the Company for any reason other than Cause, disability or death, or if there is a diminution in his duties resulting from a Change in Control of the Company:	$185,500	$14,676	$200,176

Roya Behnia. Ms. Behnia’s offer letter from the Company provides that she will receive twelve months of base salary in the event her employment is terminated by the Company following a Change in Control or without Cause, or if Ms. Behnia terminates her employment for Good Reason. Ms. Behnia has also executed a Proprietary Interest Protection and Non-Solicitation Agreement that contains non-competition and non-solicitation provisions that survive for one year following voluntary or involuntary termination. Ms. Behnia must sign a release in order to receive her severance payments.

Ms. Behnia would have been entitled to the following base salary amounts if her employment had been terminated on December 29, 2006:

	Salary Continuation	Accrued paid time off	Total
Termination by the Company following a Change in Control, or termination without Cause or for Good Reason:	$250,000	$7,692	$257,692

Megan E. Flynn. Ms. Flynn has entered into a Severance, Proprietary Interest Protection and Non-Solicitation Agreement with the Company that provides that she will be entitled to 12 months of her then-current base salary and participation in the Company’s health care plan pursuant to COBRA with the Company paying the cost of such continued coverage for a period of 12 months if her employment is terminated by the Company for any reason other than Cause, disability or death. Triggering events also include a diminution in her duties resulting from a Change in Control of the Company, she no longer reports directly to the Chief Executive Officer, she is no longer a member of the Company’s executive management team, she is no longer the top executive in the business development department or she no longer has any employees reporting directly to her. This agreement also contains non-competition and non-solicitation provisions that survive for one year following voluntary or involuntary termination. Ms. Flynn must sign a release in order to receive her severance payments.

Ms. Flynn would have been entitled to the following base salary amounts if her employment had been terminated on December 29, 2006:

	Salary Continuation	Accrued paid time off	COBRA payments	Total
Termination without Cause or for reasons outline above:	$227,900	$10,884	$4,553	$243,337

Bryan R. Adel. Mr. Adel’s employment with the Company terminated on December 31, 2006. Upon termination of his employment, all of his unvested options to purchase Common Stock and unvested restricted stock unit awards terminated. Mr. Adel entered into a Severance and Release Agreement with the Company that provides that Mr. Adel will receive severance payments of $227,151 over a period of twelve months and COBRA reimbursements for a period of twelve months totaling $16,355. In addition, we paid $8,736 in accrued paid time off to Mr. Adel upon his termination. The Severance and Release Agreement provides that Mr. Adel was eligible to participate in the Company’s 2006 incentive compensation plan on a pro-rated basis through August 3, 2006, and he received a cash bonus of $62,111 in March 2007. The Severance and Release Agreement contains non-competition and confidentiality provisions that survive for a period of 12 months after the termination date and a release from Mr. Adel. The total amount to be paid to Mr. Adel under the Severance and Release Agreement is $314,353.

2006 Non-Employee Director Compensation

Under the 2004 Non-Employee Directors Award Program and the 2006 Non-Employee Directors Award Program, which replaced the 2004 Non-Employee Directors Award Program on May 23, 2006, non-employee directors are entitled to receive a fee of $30,000 per year. In addition, the Chairman of the Board of Directors receives an additional fee of $40,000 per year, the Chairman of the Audit Committee receives an additional fee of $20,000 per year and each other member of the Audit Committee receives an additional fee of $10,000 per year. These fees are payable quarterly either in shares of Common Stock, in deferred shares of Common Stock, or in cash. Each non-employee director is entitled to receive a committee attendance fee, paid in cash at the end of each quarter, of $1,000 for each meeting attended in person and $500 for each meeting attended by conference call, and a board meeting attendance fee of $2,000 for each meeting attended in person and $500 for each meeting attended by conference call. In addition, on the date which is two full market days after each quarterly earnings announcement by the Company, each non-employee director receives an award of 2,000 RSUs. The RSU award vests in equal installments over three years, beginning on the first anniversary of the grant date, and if the director’s service on the Board of Directors terminates for any reason the unvested portion of the RSU award is cancelled.

2006 Non-Employee Director Compensation Table

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)		Stock Awards ($)(2) (c)	Total ($) (h)
Adam M. Aron	$46,000	(3)	$23,874	$69,874
Peter C.B. Bynoe	$49,000		$23,874	$72,874
Raymond A. Gross	$69,000	(4)	$23,874	$92,874
F. Philip Handy	$48,500	(5)	$23,874	$72,374
Nils E. Larsen	$56,000	(6)	$13,862	$69,862
Donald J. Liebentritt	$83,500	(5)(7)	$13,862	$97,362
Harold I. Shain	$57,000	(8)	$23,874	$80,874
John A. Ward, III	$62,000	(8)	$23,874	$85,874
Frank E. Wood	$47,500	(5)	$23,874	$71,374

(1)	Represents fees for board and committee service plus board and committee meeting attendance fees.

(2)	This column shows the amount we expensed during 2006 under FAS 123R for all outstanding RSUs held by non-employee directors. Mr. Larsen and Mr. Liebentritt became directors in September 2005 and hold fewer RSUs than the other directors, and as a result the FAS 123R expense for their RSUs is lower. These award fair values have been determined based on the assumptions set forth in the Company’s financial statements contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2006 (Note 10 – Stock Options and Restricted Stock Units). Each director received four grants of 2,000 RSUs in 2006 on the dates set forth in the table below. The table also indicates the grant date fair value of these RSUs.

Grant Date	Number of RSUs	Grant Date Fair Value
10/27/06	2,000	$11,600
7/24/06	2,000	$11,500
5/1/06	2,000	$15,960
2/10/06	2,000	$13,980

Total:	8,000	$53,040

(3)	Mr. Aron elected to receive his board service fees in shares of Common Stock. He received a total of 4,479 shares of Common Stock for board service fees for 2006.

(4)	Includes the Audit Committee Chairman fee of $20,000. Mr. Gross elected to receive his board service fees and Audit Committee Chairman fees in deferred shares of Common Stock. He received a total of 7,465 deferred shares of Common Stock for board service fees and Audit Committee Chairman fees for 2006.

(5)	Mr. Handy, Mr. Liebentritt and Mr. Wood elected to receive their board service fees in deferred shares of Common Stock. Each received a total of 4,479 deferred shares of Common Stock for board service fees for 2006.

(6)	Mr. Larsen elected to receive board service fees with respect to the second, third and fourth quarter of 2006 totaling $22,500 in shares of Common Stock. He received a total of 3,537 shares of Common Stock for board service with respect to the second, third and fourth quarter of 2006.

(7)	Includes the Chairman of the Board of Directors fee of $40,000.

(8)	Includes the Audit Committee Member fee of $10,000. Mr. Shain and Mr. Ward elected to receive their board service fees and Audit Committee Member fees in deferred shares of Common Stock. Each received a total of 5,972 deferred shares of Common Stock for board service fees and Audit Committee Member fees for 2006.

The following table sets forth stock awards and option awards held by non-employee directors as of December 31, 2006.

Name	Stock Awards(1)	Option Awards
Adam M. Aron	13,332	10,000
Peter C.B. Bynoe	13,332	10,000
Raymond A. Gross	13,332	35,000
F. Philip Handy	13,332	53,000
Nils E. Larsen	9,333	—
Donald J. Liebentritt	9,333	—
Harold I. Shain	13,332	10,000
John A. Ward, III	13,332	62,418
Frank E. Wood	13,332	10,000

(1)	Represents RSUs that were unvested as of December 31, 2006.

EQUITY COMPENSATION PLAN INFORMATION

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1) (c)
Plan Category:
Equity compensation plans approved by security holders (1)	852,750	$6.82	2,869,000
Equity compensation plans not approved by security holders	—	—	—

Total	852,750	$6.82	2,869,000

(1)	The total number of shares of our common stock that may be subject to outstanding awards granted under our 2006 Long-Term Incentive Plan and 2004 Long-Term Incentive Plan, determined immediately after the grant of any award, may not exceed 4,540,000 shares. The number of securities remaining available for future issuance under equity compensation plans also excludes 818,250 shares reserved for restricted stock units issued to directors for serving on the Board of Directors and management for incentive compensation.

PERFORMANCE ANALYSIS

The graph below compares five-year returns of Common Stock with those of Standard & Poor’s 600 SmallCap 600 Index (the “S&P SmallCap 600 Index”), Standard & Poor’s 500 Composite Stock Index (the “S&P 500 Index”) and the Russell 3,000® Index (the “Russell 3,000 Index”). The figures assume all dividends have been reinvested and an initial investment of $100 on December 31, 2001.

The Corporation selected the Russell 3,000 Index for purposes of this performance analysis, because the Corporation does not use a published industry or line of business index and does not believe that it can reasonably identify a peer group. Because the Corporation joined the S&P SmallCap 600 Index in 2003, information is provided below in order to compare the Corporation’s performance with that of the S&P SmallCap 600 Index.

	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005	12/31/2006
Rewards Network Inc.	100	244	245	161	147	160
S&P SmallCap 600 Index	100	85	116	142	151	172
S&P 500 Index	100	77	97	106	109	124
Russell 3,000 Index	100	77	99	109	114	130

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows, as of April 2, 2007, the ownership of shares of Common Stock by each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, by each director, by each executive officer named in the summary compensation table and by all of the Company’s directors and executive officers as a group. The address of each beneficial owner who is also a director or executive officer of the Company is c/o Rewards Network Inc., Two North Riverside Plaza, Suite 950, Chicago, Illinois 60606. Except as otherwise specified, each beneficial owner has sole voting power and sole investment power with respect to the securities beneficially owned by such beneficial owner.

Name and Address of Beneficial Owner	# of Shares of Common Stock			Options Exercisable prior to June 1, 2007	Total Shares	% of Total Outstanding (1)
SZ Investments, L.L.C. Samstock L.L.C. EGI-Fund (00) Investors, L.L.C. EGI-Fund (05-07) Investors, L.L.C. 2 North Riverside Plaza Chicago, Illinois 60606	6,589,026	(2)		—	6,589,026	24.3%
Halmostock Limited Partnership 21 West Las Olas Boulevard Fort Lauderdale, Florida 33301	493,541	(2)		—	493,540	1.8%
The State Teachers Retirement Board of Ohio 275 E. Broad St. Columbus, Ohio 43215	3,700,000	(3)		—	3,700,000	13.7%
Donald J. Liebentritt, Chairman of the Board of Directors	27,228	(4)		—	25,813	*
Ronald L. Blake, President and Chief Executive Officer and Director	194,369			100,000	294,369	1.1%
Christopher J. Locke, Senior Vice President and Chief Financial Officer	21,033			—	21,033	*
Roya Behnia, Senior Vice President, General Counsel, Secretary and Chief Privacy Officer	—			—	—	*
Megan E. Flynn, Senior Vice President, Business Development	18,778			55,000	73,778	*
Robert S. Wasserman, Executive Vice President, Sales and Marketing, Operations	32,017			—	32,017	*
Bryan R. Adel, Former Senior Vice President, General Counsel, Secretary and Chief Privacy Officer	3,000	(5)		—	3,000	*
Adam M. Aron, Director	17,720	(4)		10,000	27,720	*
Karen I. Bremer	1,887			—	1,887	*
Peter C.B. Bynoe, Director	14,406	(4)		10,000	24,406	*
Raymond A. Gross, Director	39,233	(4)		35,000	74,233	*
F. Philip Handy, Director	211,331	(4	)(6)	53,000	264,331	*
Nils E. Larsen, Director	10,207	(4)		—	10,207	*
Harold I. Shain, Director	24,443	(4)		10,000	34,443	*
John A. Ward, III, Director	123,744	(4	)(7)	62,418	186,162	*
Frank E. Wood, Director	18,384	(4)		10,000	28,384	*
All current directors and current executive officers as a group (14 persons)	754,780			345,418	1,100,198	4.0%

*	Ownership represents less than 1% of the outstanding shares of Common Stock.

(1)	Percentage ownership is based on 27,100,976 shares of Common Stock outstanding as of April 2, 2007 (including 282,340 treasury shares), plus (a) the number of shares of Common Stock subject to options and warrants exercisable prior to June 1, 2007 by the person or the aggregation of persons for which such percentage ownership is being determined, and (b) the number of deferred shares of Common Stock that would be issued to the person or the aggregation of persons for which such percentage ownership is being determined.

(2)	The number of shares beneficially owned is based, in part, on an amended Schedule 13D filed on May 5, 2005 by SZ Investments, L.L.C., Samstock, L.L.C., EGI-Fund (00) Investors, L.L.C., EGI-Fund (05-07) Investors, L.L.C. and Halmostock Limited Partnership reflecting ownership as of May 3, 2005 . According to the amended Schedule 13D, SZ Investments, L.L.C. has shared voting and shared disposition power with respect to 6,589,026 shares of Common Stock beneficially owned by it; Samstock, L.L.C. has shared voting power and shared dispositive power with respect to 4,329,247 shares of Common Stock beneficially owned by it; EGI-Fund (00) Investors, L.L.C. has shared voting power and shared dispositive power with respect to 405,479 shares of Common Stock beneficially owned by it; EGI-Fund (05-07) Investors, L.L.C. has shared voting and shared disposition power with respect to 1,854,300 shares of Common Stock beneficially owned by it and Halmostock Limited Partnership has shared dispositive power with respect to 493,541 shares of Common Stock beneficially owned by it. None of the entities has sole voting power or sole dispositive power with respect to any shares of Common Stock beneficially owned by it. SZ Investments, L.L.C. is the managing member of EGI-Fund (00) Investors, L.L.C. and the sole and managing member of Samstock, L.L.C. Includes (i) 493,541 shares of Common Stock owned by Halmostock Limited Partnership and (ii) 40,077 shares of Common Stock owned by Melvin Chasen and Iris Chasen.

Pursuant to the Amended and Restated Agreement among Stockholders, dated as of March 3, 1998 (the “Chasen Stockholder Agreement”), among Samstock, L.L.C., EGI-Transmedia Investors, L.L.C., Melvin Chasen, Iris Chasen and the Company, Samstock, L.L.C. has shared power to vote or to direct the vote of the 40,077 shares beneficially owned by Mr. and Mrs. Chasen. Pursuant to the Stockholders’ Agreement, dated as of March 3, 1998 (the “Halmostock Stockholder Agreement”), among Samstock, L.L.C., EGI-Transmedia Investors, L.L.C., Halmostock Limited Partnership and the Company, Samstock, L.L.C. has shared power to vote or to direct the vote of the 493,541 shares beneficially owned by Halmostock Limited Partnership.

Each of Samstock, L.L.C., Halmostock Limited Partnership, Mr. and Mrs. Chasen and EGI-Fund (00) Investors, L.L.C. has the power to dispose of or to direct the disposition of its shares of Common Stock except that (i) pursuant to the Chasen Stockholder Agreement, Samstock, L.L.C. has the shared power, together with Mr. and Ms. Chasen to dispose of or to direct the disposition of the shares of Mr. and Ms. Chasen and (ii) pursuant to the Halmostock Stockholder Agreement, Samstock, L.L.C. has the shared power, together with Halmostock Limited Partnership to dispose of or to direct the disposition of the shares of Halmostock Limited Partnership.

(3)	The number of shares beneficially owned is based on a Form 4 filed on March 30, 2007 by The State Teachers Retirement Board of Ohio reflecting ownership as of March 29, 2007.

(4)	Includes shares of Common Stock that directors have elected to take as a deferred stock award under the 2004 Non-Employee Directors Award Program and 2006 Non-Employee Directors Award Program the in lieu of their respective director’s fees as follows: Mr. Liebentritt, 5,894 shares; Mr. Aron, 3,778 shares; Mr. Bynoe, 10,406 shares; Mr. Gross, 35,233 shares; Mr. Handy, 39,955 shares; Mr. Larsen, 1,415 shares; Mr. Shain, 20,443 shares; Mr. Ward, 34,365 shares; and Mr. Wood, 14,384 shares. Also includes shares of Common Stock issuable to directors pursuant to restricted stock unit awards under the 2004 Non-Employee Directors Award Program and 2006 Non-Employee Directors Award Program that directors have elected to defer as follows: Mr. Liebentritt and Mr. Larsen, 1,334 shares each; Mr. Bynoe, Mr. Gross, Mr. Handy, Mr. Shain, Mr. Ward, and Mr. Wood, 4,000 shares each.

(5)	Based on information provided prior the resignation of Mr. Adel from the Company.

(6)	Does not include 147,501 shares of Common Stock held indirectly in a trust for which Mr. Handy is a co-trustee and the only beneficiary.

(7)	Does not include 192 shares of Common Stock held by Mr. Ward’s wife and son as to which shares Mr. Ward disclaims beneficial ownership. Includes 85,379 shares held in a margin account. These shares represent less than 5% of the value of the margin account.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 5, 2003, the Company entered into an office lease agreement with Equity Office Properties Management Corp., the agent for Two North Riverside Plaza Joint Venture Limited Partnership, a limited partnership comprised in part of trusts established for the benefit of Samuel Zell and members of his family. Mr. Zell was the Company’s Chairman of the Board of Directors from September 2002 through September 2005. The trustee of these trusts is Chai Trust Company, L.L.C., and Donald J. Liebentritt, the current Chairman of the Board of Directors, is President of Chai Trust Company, L.L.C. The lease initially provided for 10,000 square feet of office space at Two North Riverside Plaza, Chicago, Illinois and, effective July 1, 2004, the Company exercised its option to increase this space to 14,324 square feet. On May 8, 2006, the Company entered into a First Amendment to this lease that increased the space to 24,665 square feet. On August 24, 2006, the Company entered into a Second Amendment to this lease that increased the space to 28,721 square feet. The term of the lease, as amended, is from September 1, 2003 through August 31, 2011. The Company paid rent of approximately $372,000 for the year ended December 31, 2006.

REVIEW OF RELATED PERSONS TRANSACTIONS

The audit committee reviews and must approve all transactions with related persons that involve an amount in excess of $120,000 (either a single transaction or series of related transactions). Related persons include (a) any director or executive officer; (b) any nominee for election as a director; (c) any security holder who is known to own of record or beneficially more than five percent of the Company’s voting securities; and (d) any member of the immediate family of any of the foregoing persons. In reviewing a related party transaction that requires its approval, the audit committee considers all relevant facts and circumstances and will approve only transaction that are in the best interests of the Company. The audit committee has adopted a written policy for related person leases. This policy requires documentation for all leases entered into with a related person, regardless of the amount, demonstrating that such lease was entered into on an arms-length basis. The audit committee must approve any related person lease with a term of more than two years, or if lease payments exceed $50,000 per year. The Company’s chief executive officer or chief financial officer must approve all other related person leases and report to the audit committee any related person lease that the Company enters into at the next audit committee meeting.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Board of Directors has selected KPMG LLP as the Company’s independent registered public accounting firm for 2007. Representatives of KPMG LLP are expected to attend the 2007 Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

The aggregate fees and expenses billed for professional services rendered by KPMG LLP in 2006 and 2005 were as follows:

Type of fees	2006	2005
Audit fees	$559,000	$486,500
Audit-related fees	115,600	204,300
Tax fees	21,400	40,000
All other fees	1,500	—

	$697,500	$730,800

In the table above, in accordance with the Securities and Exchange Commission’s definitions and rules, “audit fees” are fees the Company paid KPMG LLP for professional services for the audit of the Company’s consolidated financial statements included in the Company’s annual report on Form 10-K, review of the financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. “Audit fees” also include fees for services rendered in connection with Section 404 of the Sarbanes-Oxley Act internal controls audit work. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and include fees for transaction processing control evaluation in connection with the Statement on Auditing Standards 70 report, VISA USA’s (Visa) Payment Card Industry (PCI) Data Security Standard (formerly Visa Cardholder Information Security Program (CISP)) evaluation, accounting consultations and filings made with the Securities and Exchange Commission (other than reports on Form 10-K and 10-Q). “Tax fees” are fees for U.S. federal and various state tax compliance services, general tax consulting and planning services with respect to Canadian corporate tax and various related matters. “All other fees” are fees for any products and services provided by KPMG LLP not included in the first three categories. During 2006, the Company purchased one license for software from KPMG LLP.

The audit committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. The policy requires specific pre-approval of all permitted services. The policy prohibits the audit committee from delegating to management the audit committee’s responsibility to pre-approve permitted services performed by the independent registered public accounting firm.

Requests for pre-approval of services must be detailed as to the services to be provided and include a draft engagement letter. None of the audit-related fees and tax fees described above was approved by the audit committee pursuant to the waiver of pre-approval provisions set forth in applicable Securities and Exchange Commission rules.

OTHER BUSINESS

As of the date of this Proxy Statement, the Company’s Board of Directors knows of no matters that are likely to be presented for action at the 2007 Annual Meeting other than the proposals specifically set forth in the Notice of Annual Meeting and described in this Proxy Statement. If any other matter properly comes before the 2007 Annual Meeting for action, the persons named on the accompanying proxy card will vote or refrain from voting in accordance with their judgment pursuant to the discretionary authority conferred by the proxy.

STOCKHOLDER PROPOSALS

Any proposals that stockholders wish to present at the 2008 Annual Meeting must be received by December 13, 2007 in order to be considered for inclusion in the Company’s proxy materials. The nominating committee will consider stockholders’ nominees for the Company’s Board of Directors and stockholder proposals submitted for the meeting.

A stockholder wishing to nominate a candidate for election to the Company’s Board of Directors or make a proposal is required to give appropriate written notice to the Secretary of the Company, which must be received by the Company between 45 and 75 days prior to March 26, 2008. If the date of the 2008 Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after May 22, 2008, stockholders are required to submit a notice of nomination or proposal not later than the close of business on the later of the 90th day prior to the date of the 2008 Annual Meeting or the tenth day following the day on which the meeting date is announced.

All proposals should be mailed to the Company’s principal executive offices at Rewards Network, Inc., Two North Riverside Plaza, Suite 950, Chicago, Illinois 60606, Attention: Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and regulations of the Securities and Exchange Commission thereunder require the Company’s executive officers and directors and persons who own more than 10% of the Company’s stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Executive officers, directors and persons owning more than 10% of the Company’s stock are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the copies of such forms received by the Company and written representations that no other reports were required for those persons, the Company believes that, during the fiscal year ended December 31, 2006, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, applicable to its officers, directors and greater than ten percent stockholders were complied with on a timely basis.

FORM 10-K ANNUAL REPORT

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is being furnished with this Proxy Statement. On written request, the Company will provide without charge to each record or beneficial holder of shares of Common Stock as of March 26, 2007, additional copies of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, as filed with the Securities and Exchange Commission. Requests should be addressed to Rewards Network Inc., Two North Riverside Plaza, Suite 950, Chicago, Illinois 60606, Attention: Secretary.

By Order of the Board of Directors,

Roya Behnia Secretary

Chicago, Illinois

April 12, 2007

EXHIBIT A

REWARDS NETWORK INC.

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Rewards Network Inc. (the “Corporation”).

The Purpose of the Committee is to:

1.	represent and assist the Board in fulfilling its oversight responsibilities with respect to:

a.	the integrity of the Corporation’s financial statements;

b.	the Corporation’s compliance with legal and regulatory requirements;

c.	the qualifications and independence of the Corporation’s external auditors (the “Independent Auditors”) including advance approval of all audit and non-audit services and fees;

d.	the system of internal controls that management has established;

e.	the performance of the Independent Auditors and the Corporation’s internal audit function; and

2.	prepare the report of the Committee required to be included in the Corporation’s annual proxy statement.

The Board recognizes that while the Committee has been given certain duties and responsibilities pursuant to this Charter, the Committee is not responsible for guaranteeing the accuracy of the Corporation’s financial statements or the quality of the Corporation’s accounting practices. The fundamental responsibility for the Corporation’s financial statements and disclosures rests with management and the Independent Auditors. To the extent that procedures included in this Charter go beyond what is required of an Audit Committee by existing law and regulation, such procedures are meant to serve as guidelines rather than inflexible rules.

Committee Membership

1.	The Committee shall consist of no fewer than three directors as determined by the Board.

2.	All of the members of the Committee shall meet the applicable independence and experience requirements of the law, including Sarbanes-Oxley, rules promulgated by the Securities and Exchange Commission (the “SEC”), and rules promulgated by the American Stock Exchange (the “AMEX”).

3.	The members of the Committee shall be appointed and may be removed by the Board.

4.	Each member of the Committee shall in the judgment of the Board have the ability to read and understand the Corporation’s basic financial statements.

5.	At least one of the members of the Committee shall be an “audit committee financial expert” pursuant to the requirements of the SEC and AMEX.

6.	No director who serves on the audit committee of more than three public corporations other than the Corporation shall be eligible to serve as a member of the Committee.

Committee Authority and Responsibilities

The Committee shall:

1.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable SEC and AMEX Audit Committee Requirements.

2.	Be responsible for the appointment, retention, evaluation, compensation, oversight and termination, when appropriate, of the Independent Auditors. Resolve any disagreements between management and the Independent Auditors regarding financial reporting. The Independent Auditors shall report directly to the Committee.

3.	Pre-approve all auditing and non-auditing services to be provided to the Corporation by the Independent Auditors and establish policies and procedures for the engagement of the Independent Auditors to provide permitted audit and non-audit services.

4.	Review with the Corporation’s management and Independent Auditors the Corporation’s accounting and financial reporting processes and controls. Obtain annually in writing from the Independent Auditors their letter as to the adequacy of such controls.

5.	Review with the Corporation’s management and Independent Auditors significant accounting and reporting principles, practices and procedures applied by the Corporation in preparing its financial statements. Discuss with the Independent Auditors their judgments about the quality, not just the acceptability, of the Corporation’s accounting principles used in financial reporting.

6.	Review and approve earnings press releases, as well as the Corporation’s policies with respect to earnings press releases, financial information and earnings guidance provided to analysts and rating agencies, paying particular attention to any use of non-GAAP information.

7.	Review the scope and general extent of the Independent Auditors’ annual audit. The Committee’s review should include an explanation from the Independent Auditors of the factors considered by the Independent Auditors in determining the audit scope, including the major risk factors. The Independent Auditors should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures.

8.	Obtain from the Independent Auditors, at least annually, a report describing: (i) the Independent Auditors’ internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review of the Independent Auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, relating to any audit carried out by the Independent Auditors, and any steps taken to deal with any such issues, and (ii) all relationships between the Independent Auditors and the Corporation, including the matters contemplated by Independence Standards Board Standard No. 1. Discuss with the Independent Auditors any issues or relationships disclosed in such report that, in the judgment of the Committee may have an impact on the competence or independence of the Independent Auditors.

9.	Have a predetermined arrangement with the Independent Auditors that they will advise the Committee through its Chairperson and management of the Corporation of any matters identified through procedures followed for interim quarterly financial statements, and that such notification as required under standards for communication with Audit Committees is to be made prior to the related press release or, if not practicable, prior to the filing of the applicable Form 10-Q.

10.	At the completion of the annual audit, review with management and the Independent Auditors (i) the annual financial statements and related footnotes and financial information to be included in the Corporation’s Annual Report on Form 10-K, (ii) a report on changes during the year in accounting principles and their application, (iii) significant changes to the audit plan, if any, and any disputes or difficulties with management encountered during the audit, and (iv) other communications as required to be communicated by the Independent Auditors by Statement of Auditing Standards 61 as amended by Statement of Auditing Standards 90 relating to the conduct of the audit, including a report from the Independent Auditors concerning their judgment about the quality of the Corporation’s accounting principles, as outlined in Statement of Auditing Standards 61 as amended by Statement of Auditing Standards 90, and that they concur with management’s representation concerning audit adjustments. If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Corporation’s Annual Report on Form 10-K.

11.	Inquire about the cooperation received by the Independent Auditors during their audit, including access to all requested records, data and information. Inquire of the Independent Auditors whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Corporation’s financial statements.

12.	Review, at least annually, the scope and results of the Corporation’s internal audit program, including then current and future internal audit programs, procedures for implementing accepted recommendations made by the Independent Auditors, and any significant matters contained in reports from the Corporation’s internal auditors.

13.	Periodically review the adequacy and effectiveness of the Corporation’s disclosure controls and procedures and the Corporation’s internal controls. Consider the effectiveness of the Corporation’s internal control over annual and interim financial reporting, including information technology security and control, and review significant findings regarding internal controls and recommendations for improving internal controls, including significant deficiencies and significant changes in internal controls. Review with the Independent Auditors their attestation and report about the Corporation’s assessment of internal controls.

14.	Prepare the report required under SEC rules to be included in the Corporation’s annual proxy statement. This Charter is to be published as an appendix to the proxy statement every three years.

15.	Discuss with the Independent Auditors the competence, performance and cooperation of the Corporation’s financial and accounting personnel. Discuss with management the competence, performance and cooperation of the Independent Auditors.

16.	Meet with management and the Independent Auditors to discuss any significant recommendations that the Independent Auditors may have, particularly those characterized as ‘material’ or ‘serious’. Typically, such recommendations will be presented by the Independent Auditors in the form of a Letter of Comments and Recommendations to the Committee. The Committee should review responses of management to the Letter of Comments and Recommendations from the Independent Auditors and receive follow-up reports on action taken concerning the aforementioned recommendations.

17.	Review the Corporation’s policies with respect to ethical conduct and conflicts of interest. Review with management and the Independent Auditors the methods used to establish and monitor the Corporation’s policies with respect to unethical or illegal activities by Corporation employees that may have an impact on the financial statements.

18.	Review with the Corporation’s General Counsel the Corporation’s compliance with legal and regulatory requirements.

19.	Discuss Corporation policies with respect to risk assessment and risk management, and review contingent liabilities and risks that may be material to the Corporation and major legislative and regulatory developments which could materially impact the Corporation’s contingent liabilities and risks.

20.	Set clear hiring policies for employees or former employees of the Independent Auditors.

21.	Establish procedures for the (i) receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters. Review periodically with management these procedures and any significant complaints received.

22.	Report regularly to the Board, both with respect to the activities of the Committee generally and with respect to any issues that arise regarding the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Independent Auditors or the performance of management.

23.	Conduct an annual performance evaluation of the Committee.

24.	Perform such other duties and responsibilities, consistent with this Charter and governing law delegated to the Committee by the Board.

External Advisors

The Committee shall have the sole authority to obtain, at the Corporation’s expense, but at funding levels determined by the Committee, advice and assistance from outside legal, accounting and other advisors. The Committee shall also have authority to obtain advice and assistance from any officer or employee of the Corporation and shall have unrestricted access to the Corporation’s documents.

Meetings

The Committee is to meet at least four times annually and as many additional times as the Committee deems necessary. Content of the agenda for each meeting shall be established by the Committee Chairperson. The Committee is to meet in separate executive sessions with management and the Independent Auditors at least once each year and at other times when considered appropriate.

Attendance

Committee members will strive to be present at all meetings. As necessary or desirable, the Committee Chairperson may request that members of management and representatives of the Independent Auditors be present at Committee meetings.

Adopted by the Board of Directors

on May 25, 2005 and

amended on December 6, 2006

ANNUAL MEETING OF STOCKHOLDERS OF

REWARDS NETWORK INC.

May 22, 2007

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided. -

21000000000000000000 6 052207

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TEN DIRECTOR NOMINEES. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.

1. To elect directors to serve for the ensuing year:

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT (See instructions below.)

NOMINEES (term expiring in 2008):

Donald J. Liebentritt

Adam M. Aron

Ronald L. Blake

Karen I. Bremer

Peter C.B. Bynoe

Raymond A. Gross

F. Philip Handy

Nils E. Larsen

Harold I. Shain

John A. Ward, III

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee as to whom you wish to withhold authority, as shown here:

2. To transact such other business as may properly come before the 2007 Annual Meeting and any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE TEN DIRECTOR NOMINEES. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE 2007 ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted by this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

REWARDS NETWORK INC.

Proxy for Annual Meeting of Stockholders May 22, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Ronald L. Blake and Roya Behnia or either of them as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all shares of common stock of Rewards Network Inc. (the “Company”) held by the undersigned on March 26, 2007 at the Annual Meeting of Stockholders (the “2007 Annual Meeting”) to be held on May 22, 2007 at 1 North Franklin St., 3rd Floor, Chicago, Illinois beginning at 11:00 a.m. (local time) and any adjournment or postponement thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE 2007 ANNUAL MEETING, PLEASE SIGN AND RETURN THIS PROXY CARD. THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE TEN DIRECTOR NOMINEES.

(Continued and to be signed on other side.)

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